Exhibit 10.34
35 MELANIE LANE, L.L.C.
Landlord,
and
BREEZE-EASTERN, CORPORATION
Tenant

LEASE

Premises:
In
35 Melanie Lane
Hanover, New Jersey

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ARTICLES	PAGES
ARTICLE 35 — MEMORANDUM OF LEASE	52
ARTICLE 36 — LANDLORD REPRESENTATIONS AND MISCELLANEOUS	52
EXHIBITS

Exhibit A	—	Demised Premises

Exhibit B	—	Description of Land

Exhibit C	—	Workletter

Exhibit D	—	Rules and Regulations

Exhibit E	—	Letter of Credit

Exhibit F	—	Parking Area Designation

Exhibit G	—	Superior Leases

Exhibit H	—	Superior Mortgages

Exhibit I	—	Amortization of the Cost of Landlord’s Work

Exhibit J	—	PNC’s Landlord’s Waiver

Exhibit K	—	Environmental Access Agreement

Exhibit L	—	Tenant’s Protected View Area

Exhibit M	—	Landlord’s Environmental Reports delivered to Tenant

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     LEASE, dated May 13, 2009, between 35 MELANIE LANE, L.L.C., a Delaware limited liability company, having an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”), and BREEZE-EASTERN CORPORATION, a Delaware corporation, having an office at 700 Liberty Avenue, Union, New Jersey 07083 (“Tenant”).
ARTICLE 1 — Definitions
     1.01. As used in this Lease (including in all Exhibits and any Riders attached hereto, all of which shall be deemed to be part of this Lease) the following words and phrases shall have the meanings indicated:
     A. Advance Rent: $ 67,325.81
     B. Additional Charges: All amounts that become payable by Tenant to Landlord hereunder other than the Fixed Rent.
     C. Architect: As Landlord may designate.
     D. Brokers: Colliers Houston & Co., and FirstService Williams
     E. Building: The building or buildings now or hereafter located on the Land and known or to be known as 35 Melanie Lane, Hanover, New Jersey.
     F. Calendar Year: Any twelve-month period commencing on a January 1.
     G. Commencement Date: The date on which this Lease has been fully executed by both parties (the “Execution Date”) at which time possession of the Demised Premises shall be delivered to Tenant.
     H. Common Areas: All areas, spaces and improvements in the Building and on the Land which Landlord makes available from time to time for the common use and benefit of the tenants and occupants of the Building and which are not exclusively available for use by a single tenant or occupant, including, without limitation, parking areas, roads, walkways, sidewalks, landscaped and planted areas, community rooms, if any, the managing agent’s office, if any, and public rest rooms, if any. The Common Areas shall also include a parking area consisting of approximately 250 parking spaces where, as more particularly provided in Section 7.03, Tenant’s employees, guests and customers can park as designated on the site plan attached hereto as Exhibit F.
     I. Demised Premises: The space located on the first and second floors of the Building that is outlined in red on the floor plan attached hereto as Exhibit A. The Demised Premises contains or will contain approximately 116,246 square feet of Floor Space subject to adjustment upon verification by the Architect. The Demised Premises shall include all Tenant Work as hereinafter defined.

     J. Environmental Laws: Any and all federal, state, county, or municipal statutes or laws now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), and any state or local laws, rules, or regulations relating to discharges, releases, or spills of Hazardous Substances (defined below) to the lands, waters, or air, including but not limited to the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., and implementing regulations, and the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et. seq. (“ISRA”), as these laws have been amended or may be supplemented from time to time.
     K. Expiration Date: The date that is the day before the tenth (10th) anniversary of the Fixed Rent Commencement Date if the Fixed Rent Commencement Date is the first day of a month, or the tenth (10th) anniversary of the last day of the month in which the Fixed Rent Commencement Date occurs if the Fixed Rent Commencement Date is not the first day of a month. However, if the Term is extended by Tenant’s effective exercise of Tenant’s right, if any, to extend the Term, the “Expiration Date” shall be changed to the last day of the latest extended period as to which Tenant shall have effectively exercised its right to extend the Term. For the purposes of this definition, the earlier termination of this Lease shall not affect the “Expiration Date.”
     L. Fixed Rent: An amount at the following rates per annum multiplied by the Floor Space of the Demised Premises: from the Fixed Rent Commencement Date through the date which is the day before the fifth (5th) anniversary of the Fixed Rent Commencement, Six and 95/100 ($6.95) Dollars; from the fifth anniversary of the Fixed Rent Commencement Date through the original Expiration Date Seven and 95/100 ($7.95) Dollars. It is intended that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term, free of any expense, charge or other deduction whatsoever, with respect to the Demised Premises, the Building, the Land and/or the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation thereof, or any portion thereof, with respect to any interest of Landlord therein, except as may otherwise expressly be provided in this Lease.
     M. Fixed Rent Commencement Date: January 1, 2010.
     N. Floor Space: Any reference to Floor Space of a demised premises shall mean the floor area stated in square feet bounded by the exterior faces of the exterior walls, or by the exterior or Common Areas face of any wall between the premises in question and any portion of the Common Areas, or by the center line of any wall between the premises in question and space leased or available to be leased to a tenant or occupant, plus a pro rata portion of the floor area of the Common Areas in the Building; and any reference to Floor Space of the Building shall mean the aggregate Floor Space of the demised premises leased or which Landlord has available to be leased in the Building. There will be no reduction of Floor Space measurements for setbacks for store fronts or service entrances, and Floor Space of any premises with a setback for a store front shall be measured to the line of such premises as if such premises had no setback. Any reference to the Floor Space is intended to refer to the Floor Space of the entire area in question irrespective of the Person(s) who may be the owner(s) of all or any part thereof.
     O. Guarantor: N/A.
     P. Hazardous Substance: Any pollutant, contaminant, toxic or hazardous waste, dangerous substance, noxious substance, toxic substance, flammable, explosive, radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, or any other substances the removal of which is required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling, or ownership of which is restricted, prohibited, regulated, or penalized by any and all Environmental Laws.
     Q. Insurance Requirements: Rules, regulations, orders and other requirements of the applicable board of underwriters and/or the applicable fire insurance rating organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Land and Building, whether now or hereafter in force.
     R. Land: The Land upon which the Building and Common Areas are located. The Land is described on Exhibit B.
     S. Landlord’s Work: The materials and work to be furnished, installed and performed by Landlord at its expense in accordance with the provisions of Exhibit C.
     T. Legal Requirements: Laws and ordinances of all federal, state, city, town, county, borough and village governments, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Land and Building, whether now or hereafter in force, including, but not limited to, those pertaining to Environmental Laws.
     U. Mortgage: A mortgage and/or a deed of trust.
     V. Mortgagee: A holder of a mortgage or a beneficiary of a deed of trust.
     W. Operating Expenses: The sum of the following: the cost and expense (whether or not within the contemplation of the parties) for the repair, maintenance, policing, insurance and operation of the Building and Land not for the exclusive benefit of another tenant at the Building. The “Operating Expenses” shall, include, without limitation, the following: (i) the cost for rent, casualty, liability, boiler and fidelity insurance, (ii) management fees (whether provided directly by the Landlord or an independent party) not to exceed three percent (3%) of the Fixed Rent divided by the Tenant’s Fraction, (iii) costs and expenses incurred for legal, accounting and other professional services (including, but not limited to, costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services). All items included in Operating Expenses shall be determined in accordance with generally accepted accounting principles consistently applied. To the extent any of the expenditures by Landlord making up Operating Expenses hereunder would be classified as capital expenditure items pursuant to generally accepted accounting principles then an amount, per annum, equal to the cost of such items shall be amortized over the useful life of such item, as reasonably determined by Landlord’s accountant, together with interest, which interest shall be the lesser of (x) the Prime Rate as announced in the Wall Street Journal (or a successor index reasonably selected by Landlord) or (y) the interest rate at which the Landlord borrows money under the Mortgage encumbering the Building and Land, and shall be included annually in Operating Expenses with respect to the capital expenditures. Notwithstanding the foregoing, the Tenant shall not be required to pay or reimburse the Landlord for any of the following costs or expenses as part of Operating Expenses:
(1)	Legal fees, brokerage commissions, advertising costs, or other expenses incurred in connection with mortgage financing, refinancing, sale or entering into or modifying a superior lease or ground lease;

(2)	Depreciation or amortization of the Building or Property (except as provided in this Lease);

(3)	Damage and repairs reimbursed under any insurance policy required to be carried by, Landlord in connection with the Building and Property (except for any deductible amount);

(4)	Landlord’s general overhead expenses related to the Demised Premises or Property;

(5)	Payments of principal or interest on any mortgage or other encumbrance;

(6)	Legal fees, accountants’ fees, arbitration expenses and other expenses incurred in connection with any and all disputes with tenants at the Building, except as otherwise set forth herein;

(7)	Interest, penalties or other costs arising out of Landlord’s failure to make timely payment of its obligations, other than as a result of a default by Tenant;

(8)	Any fee or expenditure paid or payable by Landlord to any affiliate of Landlord, to the extent that such fee or expenditure exceeds the amount which would be payable in the absence of such relationship;

(9)	Costs incurred to test, survey, clean up, contain, abate, remove or otherwise remedy Hazardous Substances or Hazardous Materials from the Building or Land, to the extent the cost for same are the Landlord’s responsibility under Section 12.12 hereof without cost or expense to Tenant hereunder;

(10)	Property management fees except as expressly permitted by the Lease;

(11)	Costs incurred in advertising and promotion related to the leasing of the Property (including gifts and promotional services to prospective tenants or other parties);

(12)	Any entertainment, dining or travel expenses for any purpose;

(13)	Taxes relating to revenues received by Landlord;

(14)	Costs incurred in connection with a financing, transfer or disposition of all or any part of the Property or any interest therein, other than costs incurred for items which would be includible in Operating Expenses if not incurred in connection with such financing, transfer or disposition of all or any part of the Property (such as, without limitation, repairs or maintenance of the Building or the Land); and
(15)	Monies paid to any charities or not-for-profit organizations, including, but not limited to, political donations.
     X. Permitted Uses: Tenant shall use and occupy the Demised Premises for offices, laboratory, assembly, light manufacturing, research and development, product testing and quality control, warehousing, distribution, engineering and its executive, sales and administrative offices and for any other lawful purpose similar in nature to the foregoing, consistent with the character and quality of the operations being conducted in the warehouse buildings owned and managed by Landlord’s affiliates in the industrial park in which the Building is located. Tenant shall not use, permit or suffer the use of the Premises, or any part thereof, for any illegal purpose.
     Y. Person: A natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.
     Z. Property. The Land and Building.
     AA. Ready for Occupancy: The Demised Premises shall not be deemed Ready for Occupancy until the Landlord has substantially completed the Landlord’s Work and the parties do a walk through of the Demised Premises preparing a punch list of the remaining work to be completed by the Landlord, if any. In the event the remaining work to be completed by the Landlord does not interfere with the Tenant’s moving forward with the Tenant’s Work and the Landlord agrees to use reasonable efforts to complete the punch list items within sixty (60) days, then the Demised Premises shall be deemed Ready for Occupancy.
     BB. Real Estate Taxes: The real estate taxes, assessments and special assessments imposed upon the Building and Land by any federal, state, municipal or other governments or governmental bodies or authorities, and any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building and Land, which expenses shall be allocated to the period of time to which such expenses relate. If at any time during the Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (a) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (b) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof.
     CC. Rent: The Fixed Rent and the Additional Charges.
     DD. Rules and Regulations: The reasonable rules and regulations that may be promulgated by Landlord from time to time, which may be reasonably changed by Landlord from time to time. The Rules and Regulations now in effect are attached hereto as Exhibit D.

     EE. Security Deposit: Such amount as Tenant has deposited or hereinafter deposits with Landlord as security under this Lease. Tenant shall initially provide security in the form of a Letter of Credit, the sum of three (3) months Fixed Rent which is equal to $201,977.43 within fifteen (15) business days of the date hereof.
     FF. Successor Landlord: As defined in Article 9.03.
     GG. Superior Lease: Any lease to which this Lease is, at the time referred to, subject and subordinate.
     HH. Superior Lessor: The lessor of a Superior Lease or its successor in interest, at the time referred to.
     II. Superior Mortgage: Any Mortgage to which this Lease is, at the time referred to, subject and subordinate.
     JJ. Superior Mortgagee: The Mortgagee of a Superior Mortgage at the time referred to as set forth on Exhibit H attached hereto.
     KK. Tenant’s Architect: Horton Architecture & Design.
     LL. Tenant’s Fraction: The Tenant’s Fraction shall mean the fraction, the numerator of which shall be the Floor Space of the Demised Premises and the denominator of which shall be the Floor Space of the Building (51.23%). If the size of the Demised Premises or the Building shall be changed from the initial size thereof, due to any taking, any construction or alteration work or otherwise, the Tenant’s Fraction shall be changed to the fraction, the numerator of which shall be the Floor Space of the Demised Premises and the denominator of which shall be the Floor Space of the Building.
     MM. Tenant’s Property: As defined in Article 16.02.
     NN Tenant’s Work: The facilities, materials and work which may be undertaken by or for the account of Tenant (other than the Landlord’s Work) to equip, decorate and furnish the Demised Premises for Tenant’s occupancy.
     OO. Term: The period commencing on the Commencement Date and ending at 11:59 p.m. of the Expiration Date, but in any event the Term shall end on the date when this Lease is earlier terminated.
     PP. Unavoidable Delays: A delay arising from or as a result of a strike, lockout, or labor difficulty, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other catastrophe, Legal Requirement or an act of the other party and any cause beyond the reasonable control of that party, provided that the party asserting such Unavoidable Delay has exercised its best efforts to minimize such delay.

ARTICLE 2 — Demise and Term
     2.01. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, for the Term. This Lease is subject to (a) any and all existing encumbrances, conditions, rights, covenants, easements, restrictions and rights of way, of record, and other matters of record (“Restrictions of Record”) and (b) easements now or hereafter created by Landlord in, under, over, across and upon the Land for sewer, water, electric, gas and other utility lines and services now or hereafter installed, and (c) applicable zoning and building laws, regulations and codes, and such matters as may be disclosed by an inspection or survey. Landlord represents that, subject to compliance by Tenant with applicable Legal Requirements, as of the date hereof none of the Restrictions of Record prohibit the use and enjoyment of the Demised Premises for the Permitted Uses. Promptly following the Commencement Date, the parties hereto shall enter into an agreement in form and substance satisfactory to Landlord setting forth the Commencement Date.
ARTICLE 3 — Rent
     3.01. Tenant shall pay, commencing on the Fixed Rent Commencement Date, the Fixed Rent in equal monthly installments in advance on the first day of each and every calendar month during the Term (except that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, the Advance Rent, to be applied against the first installment or installments of Fixed Rent becoming due under this Lease). If the Fixed Rent Commencement Date occurs on a day other than the first day of a calendar month, the Fixed Rent for the partial calendar month at the Fixed Rent Commencement Date shall be prorated.
     3.02. The Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, or Landlord’s agent, as Landlord shall designate by notice to Tenant. Tenant shall pay the Rent promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. If Tenant makes any payment to Landlord by check, same shall be by check of Tenant and Landlord shall not be required to accept the check of any other Person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease.
     3.03. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

     3.04. If Tenant is in default with regard to the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.
     3.05. In the event that any installment of Fixed Rent due hereunder shall not be paid by the first business day of the month for which such payment is due or in the event any other payment of Rent hereunder shall be overdue, a “Late Charge” equal to four percent (4%) or the maximum rate permitted by law, whichever is less for Rent so overdue may be charged as an administrative fee by Landlord. If Rent is not paid within thirty (30) days of its due date, the Tenant shall, in addition to Landlord’s other remedies and not in limitation thereof, also pay interest on unpaid Rent at the annual rate of the lesser of eight (8%) percent per annum or the maximum legal rate for so long as the Rent remains unpaid (“Late Payment Rate”). In the event that any check tendered by Tenant to Landlord is returned for insufficient funds, Tenant shall pay to Landlord, in addition to the charge imposed by the preceding sentence, a fee of $50.00. Any such Late Charges if not previously paid shall, at the option of the Landlord, be added to and become part of the next succeeding Rent payment to be made hereunder. Notwithstanding the foregoing, if the Tenant pays any Rent within five (5) days of notice or invoice from the Landlord that it is late, the first instance of application of the “Late Charge” shall be abated in each Calendar Year.
ARTICLE 4 — Use of Demised Premises
     4.01. Tenant shall use and occupy the Demised Premises for the Permitted Uses, and Tenant shall not use or permit or suffer the use of the Demised Premises or any part thereof for any other purpose. Tenant shall, subject to compliance by Tenant with applicable Legal Requirements, and subject to the other provisions of this Lease, be permitted access to the Demised Premises twenty-four (24) hours a day, seven (7) days a week.
     4.02. If any governmental license or permit, including a certificate of occupancy or certificate of continued occupancy (a “Certificate of Occupancy”) shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises or any part thereof, Tenant shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in any manner which (a) violates the Certificate of Occupancy for the Demised Premises or for the Building; (b) causes or is liable to cause injury to the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the Legal Requirements or Insurance Requirements; (d) impairs the character, reputation or appearance of the Building; (e) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; or (f) in any material manner, annoys or inconveniences other tenants or occupants of the Building.

     4.03. Tenant shall never conduct any warehouse sale at the Demised Premises at which its goods or products are sold to the public.
ARTICLE 5 — Preparation of Demised Premises
     5.01.(a) The Demised Premises shall be completed and prepared for Tenant’s occupancy in the manner described in, and subject to the provisions of, Exhibit C. Landlord shall use commercially reasonable efforts to cause the Landlord’s Work set forth on Exhibit C to be completed within thirty (30) days of the Commencement Date. Upon execution of the Lease, the Landlord shall deliver possession of the Demised Premises to the Tenant. Tenant shall have thirty (30) days after Landlord approves Tenant’s Plans and Specifications, defined below, within which to apply for its building permits. Thereafter, upon the issuance of the building permits the Tenant shall proceed with reasonable diligence to engage contractors in accordance with the procedures set forth in this Lease. Within thirty (30) days of the substantial completion of the Tenant’s Work, the Tenant shall promptly apply for a certificate of occupancy or temporary certificate of occupancy. After, receipt of the certificate of occupancy or the temporary certificate of occupancy, the Tenant shall occupy the Demised Premises. Except as expressly provided to the contrary in this Lease, the taking of possession by Tenant of the Demised Premises shall be conclusive evidence as against Tenant that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was taken subject to Landlord completing the Landlord’s Work. Except as expressly provided to the contrary in this Lease, Tenant is leasing the Demised Premises “as is” on the date hereof, subject to reasonable wear and tear and Landlord’s express obligation to complete the Landlord’s Work. The cost of the Landlord’s Work set forth on Exhibit C to prepare the Demised Premises for Tenant’s initial occupancy shall not be included in Operating Expenses or billed to Tenant. Subject to Landlord’s obligation to complete any incomplete items of Landlord’s Work of which Tenant gives Landlord written notice within thirty (30) days after the Commencement Date, the Demised Premises shall be conclusively presumed to be in satisfactory condition on the Commencement Date.
     5.01.(b)(i) Tenant shall be responsible for all construction and work to prepare the Demised Premises for Tenant’s occupancy at Tenant’s cost and expense in accordance with Article 15 hereof. Prior to performing any work in the Demised Premises, Tenant shall, within ten (10) days of the date thereof submit to Landlord for approval its proposed plans and specifications for all construction work in the Demised Premises including, but not limited to layout, mechanical, electrical and plumbing plans and finish schedules (“Plans and Specifications”). Tenant shall employ licensed architect(s) and/or engineer(s) for the preparation of the Plans and Specifications. Landlord shall notify Tenant of Landlord’s approval or disapproval of such Plans and Specifications within five (5) business days of its receipt of the Plans and Specifications. If Landlord disapproves, Landlord shall provide written notice of the reasons for disapproval and Tenant shall, within ten (10) days of receipt of notice of Landlord’s disapproval, resubmit revised Plans and Specifications that correct such items. Landlord shall notify Tenant of Landlord’s approval or disapproval of such revised Plans and Specifications within five (5) business days of its receipt of the Plans and Specifications. With the prior approval of the Landlord which will not unreasonably be delayed, withheld or conditioned, Tenant may modify or alter the proposed Tenant’s Work and its Plans and Specification and/or substitute similar materials of similar quality for those specified in the Plans and Specifications.
     (ii) Tenant shall, at Tenant’s expense and at no cost or expense to Landlord, through Tenant’s Architect or such other licensed professionals as Tenant may reasonably select, obtain and provide all design and architectural services necessary to perform Tenant’s Work and shall be responsible for complying with all building codes and Legal Requirements in connection with Tenant’s Work, prior to commencing any work in the Demised Premises. Tenant shall obtain a permanent certificate of occupancy of the Demised Premises for the Permitted Uses. The construction of Tenant’s Work in the Demised Premises shall be performed in a first class workmanlike manner. At all times when construction in the Demised Premises is in progress, including but not limited to prior to the Fixed Rent Commencement Date, Tenant shall maintain or cause to be maintained the insurance coverage required under Section 13.02.
     (iii) Tenant shall be solely responsible for the structural integrity of Tenant’s Work and for the adequacy or sufficiency of the Plans and Specifications and all the improvements depicted thereon or covered thereby, and Landlord’s consent thereto, approval thereof, or incorporation therein of any of its recommendations shall in no way diminish Tenant’s responsibility therefor or reduce or mitigate Tenant’s liability in connection therewith. Landlord shall have no obligations or liabilities by reason of this Lease in connections with the performance of construction or of the finish, decorating or installation work performed by Tenant, or on its behalf, or in connection with the contracts for the performance thereof entered into by Tenant. Any warranties extended or available to Tenant in connection with the aforesaid work shall be for the benefit also of Landlord. Tenant further agrees that once it commences construction, it shall diligently and continuously proceed with construction to completion.
     5.02. If the substantial completion of the Landlord’s Work shall be delayed due to (a) any act or omission of Tenant or any of its employees, agents or contractors (including, without limitation, [i] any delays due to changes in or additions to the Landlord’s Work, or [ii] any delays by Tenant in the submission of plans, drawings, specifications or other information or in approving any working drawings or estimates or in giving any authorizations or approvals), or (b) any additional time needed for the completion of the Landlord’s Work by the inclusion in the Landlord’s Work of any items specified by Tenant that require long lead time for delivery or installation, then the Demised Premises shall be deemed Ready for Occupancy on the date when they would have been ready but for such delay(s).
     5.03. If Landlord is unable to give possession of the Demised Premises on the Commencement Date because of the holding-over or retention of possession by any tenant, undertenant or occupant, Landlord shall not be subject to any liability for failure to give possession, the validity of this Lease shall not be impaired under such circumstances, and the Term shall not be extended, but the Rent shall be abated if Tenant is not responsible for the inability to obtain possession.
     5.04. Landlord reserves the right, at any time and from time to time, to increase, reduce or change the number, type, size, location, elevation, nature and use of any of the Common

Areas and the Building and any other buildings and other improvements on the Land, including, without limitation, the right to move and/or remove same, provided same shall not unreasonably block or interfere with Tenant’s parking or means of ingress or egress to and from the Demised Premises.
ARTICLE 6 — Tax and Operating Expense Payments
     6.01. Tenant shall, commencing on the Commencement Date, pay to Landlord, as hereinafter provided, Tenant’s Fraction of the Real Estate Taxes. Tenant’s Fraction of the Real Estate Taxes shall be the Real Estate Taxes in respect of the Building for the period in question, multiplied by the Tenant’s Fraction, plus the Real Estate Taxes in respect of the Land for the period in question, multiplied by the Tenant’s Fraction. If any portion of the Building shall be exempt from all or any part of the Real Estate Taxes, then for the period of time when such exemption is in effect, the Floor Space on such exempt portion shall be excluded when making the above computations in respect of the part of the Real Estate Taxes for which such portion shall be exempt. Landlord shall estimate the annual amount of Tenant’s Fraction of the Real Estate Taxes (which estimate may be changed by Landlord at any time and from time to time), and Tenant shall pay to Landlord 1/12th of the amount so estimated on the first day of each month in advance. Tenant shall also pay to Landlord on demand from time to time the amount which, together with said monthly installments, will be sufficient in Landlord’s estimation to pay Tenant’s Fraction of any Real Estate Taxes thirty (30) days prior to the date when such Real Estate Taxes shall first become due. When the amount of any item comprising Real Estate Taxes is finally determined for a real estate fiscal tax year, Landlord shall submit to Tenant a statement in reasonable detail of the same, and the figures used for computing Tenant’s Fraction of the same, and if Tenant’s Fraction so stated is more or less than the amount theretofore paid by Tenant for such item based on Landlord’s estimate, Tenant shall pay to Landlord the deficiency within ten (10) days after submission of such statement, or Landlord shall, at its sole election, either refund to Tenant the excess or apply same to future installments of Real Estate Taxes due hereunder. Any Real Estate Taxes for a real estate fiscal tax year, a part of which is included within the Term and a part of which is not so included, shall be apportioned on the basis of the number of days in the real estate fiscal tax year included in the Term, and the real estate fiscal tax year for any improvement assessment will be deemed to be the one-year period commencing on the date when such assessment is due, except that if any improvement assessment is payable in installments, the real estate fiscal tax year for each installment will be deemed to be the one-year period commencing on the date when such installment is due. The above computations shall be made by Landlord in accordance with generally accepted accounting principles, and the Floor Space referred to will be based upon the average of the Floor Space in existence on the first day of each month during the period in question. In addition to the foregoing, Tenant shall be responsible for any increase in Real Estate Taxes attributable to assessments for improvements installed by or for the account of Tenant at the Demised Premises. If the Demised Premises are not separately assessed, the amount of any such increase shall be determined by reference to the records of the tax assessor.
     6.02. Real Estate Taxes, whether or not a lien upon the Demised Premises shall be apportioned between Landlord and Tenant at the beginning and end of the Term; it being intended that Tenant shall pay only that portion of the Real Estate Taxes as is allocable to the Demised Premises for the Term.
     6.03. Tenant shall, commencing on the Commencement Date, pay to Landlord Tenant’s Fraction of the Operating Expenses within ten (10) days after Landlord submits to Tenant an invoice for same.
     6.04. Each such statement given by Landlord pursuant to Article 6.01 or Article 6.03 shall be conclusive and binding upon Tenant unless within one (1) year after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness of the statement, specifying the particular respects in which the statement is claimed to be incorrect. Pending the determination of such dispute, Tenant shall, within ten (10) days after receipt of such statement, pay the Additional Charges in accordance with Landlord’s statement, without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay to Tenant the amount of Tenant’s overpayment resulting from compliance with Landlord’s statement.
     6.05. Notwithstanding the foregoing, for any repair or maintenance work that Landlord is responsible for supervising but Tenant is responsible to reimburse the Landlord in whole or in part, which entails an expenditure of Ten Thousand Dollars ($10,000.00) or more (such repair or maintenance being referred to as a “Bid Required Repair”), Landlord shall, except with respect to expenditures in response to an emergency or threat to the safety of person or property, obtain at least three (3) bids for such work from qualified vendors prior to awarding the work. For any Bid Required Repair the Landlord shall award such work to the qualified vendor that bids the lowest price for the same work, unless Landlord determines that another vendor will be better suited to perform the work; provided however that Landlord shall not award the bid to a bidder whose bid was more than one hundred ten percent (110%) of the lowest qualified bid without the Tenant’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Upon request of Tenant, Landlord shall endeavor to provide Tenant with an explanation of Landlord’s selection of any such bidder who was not the lowest bidder, however failure to provide such explanation shall not excuse Tenant from any obligations under this Lease. Landlord shall maintain a record of the bids for each such Bid Required Repair for at least two (2) years from awarding such contracts.
     6.06 Other than any Operating Expenses which Landlord is entitled to include in Operating Expenses on an amortized or installment basis, Landlord shall not bill to Tenant as part of Operating Expenses for which Landlord seeks reimbursement under Section 6.02 of this Lease, the cost or expenses of any item of Operating Expenses actually paid by Landlord more than three (3) years prior to the date Landlord seeks reimbursement for such item from Tenant.
ARTICLE 7 — Common Areas
     7.01. Except as may be otherwise expressly provided in this Lease and so long as Tenant is not in default under this Lease beyond any applicable cure or grace period, Landlord will operate, manage, equip, light, repair and maintain, or cause to be operated, managed, equipped, lighted, repaired and maintained, the Common Areas for their intended purposes. Landlord reserves the right, at any time and from time to time, to construct within the Common Areas kiosks, fountains, aquariums, planters, pools and sculptures, and to install vending machines, telephone booths, benches and the like, provided same shall not unreasonably block or interfere with Tenant’s means of ingress or egress to and from the Demised Premises.
     7.02. So long as Tenant is not in default under this Lease beyond any applicable cure or grace period, Tenant and its subtenants and concessionaires, and their respective officers, employees, agents, customers and invitees, shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has granted or may hereafter grant such right, but subject to the Rules and Regulations, to use the Common Areas. Landlord reserves the right, at any time and from time to time, to close temporarily all or any portions of the Common Areas when in Landlord’s reasonable judgment any such closing is necessary or desirable (a) to make repairs or changes or to effect construction, (b) to prevent the acquisition of public rights in such areas, (c) to discourage unauthorized parking, or (d) to protect or preserve natural persons or property. Landlord may do such other acts in and to the Common Areas as in its judgment may be desirable to improve or maintain same.
     7.03. Tenant agrees that it, any subtenant or licensee and their respective officers, employees, contractors and agents will park their automobiles and other vehicles only where and as permitted by Landlord. Tenant will, if and when so requested by Landlord, furnish Landlord with the license numbers of any vehicles of Tenant, any subtenant or licensee and their respective officers, employees and agents. Tenant shall be entitled to the use of two hundred fifty (250) parking spaces on the Land for the parking of automobiles of Tenant, its employees and customers, of which sixty-five (65) automobile parking spaces in the area marked in yellow on Exhibit F shall be designated for the exclusive use of Tenant and its customers and business invitees. Landlord aggress that during the term of this Lease Landlord shall not reserve those sixty-five (65) parking spaces marked in blue on Exhibit F for the exclusive use of any other tenant of the Building; provided however that nothing contained in the preceding clause of this sentence shall preclude the use of said spaces for non-exclusive unreserved parking.
ARTICLE 8 — Security
     8.01. (a) In the event Tenant deposits with Landlord any Security Deposit, the same shall be held as security for the full and faithful payment and performance by Tenant of Tenant’s obligations under this Lease. If Tenant defaults in the full and prompt payment and performance of any of its obligations under this Lease, including, without limitation, the payment of Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of Tenant’s obligations under this Lease, including, without limitation, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord shall so use, apply or retain the whole or any part of the security, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied and retained, as security as aforesaid. If Tenant shall fully and faithfully pay and perform all of Tenant’s obligations under this Lease, the Security Deposit or any balance thereof to which Tenant is entitled shall be returned or paid over to Tenant within thirty (30) days after the Expiration Date or sooner end or termination of this Lease with an explanation of the use of any amount not returned to Tenant. In the event of any sale or leasing of the Land, Landlord shall have the right to transfer the security to which Tenant is entitled to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof; and Tenant shall look solely to the new landlord for the return or payment of the same; and the provisions hereof shall apply to every transfer or assignment made of the same to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. However, such transfer to the vendee or lessee of the Security Deposit shall be conditioned on (i) the Landlord providing written notice to Tenant of such transfer; and (ii) the written assumption by the vendee or lessee of the Building and of the obligations of the Landlord under this Lease and providing the Tenant with a copy of such document.
     8.01 (b). In lieu of the cash security required by this Lease, Tenant shall, unless at Landlord’s option on not less than fifteen (15) business days notice given on or after the Commencement Date (but not before the execution of this Lease by Landlord and Tenant) Landlord shall elect to require a cash security deposit, provide to Landlord an irrevocable transferable Letter of Credit not less than fifteen (15) business days after the Commencement Date which shall be in customary form acceptable to the issuing bank and conform to the then applicable requirements of the Uniform Customs and Practices for Documentary Credits in the amount of the Security Deposit substantially in form annexed hereto as Exhibit E with such changes as the issuing Bank may, subject to Landlord’s prior review and approval, reasonably require and issued by a financial institution reasonably acceptable to Landlord. Landlord hereby approves PNC Bank as the initial issuer of the Letter of Credit. Landlord shall have the right, upon written notice to Tenant (except that for Tenant’s non-payment of Rent or for Tenant’s failure to comply with Article 8.03, no such notice shall be required) and regardless of the exercise of any other remedy the Landlord may have by reason of a default, to draw upon said Letter of Credit to cure any default of Tenant or for any purpose authorized by Section 8.01(a) of this Lease and if Landlord does so, Tenant shall, upon demand, additionally fund the Letter of Credit with the amount so drawn so that Landlord shall have the full deposit on hand at all times during the Term of the Lease and for a period of thirty (30) days’ thereafter. In the event of a sale of the Land or the Building or a master lease of the Building subject to this Lease, Landlord shall have the right to transfer the security to the vendee or lessee. However, such transfer to the vendee or lessee of the Letter of Credit shall be conditioned on (i) the Landlord providing written notice to Tenant of such transfer; and (ii) the delivery to Tenant a written assumption of Lease by the vendee or lessee of the Land or the Building and of the obligations of the Landlord under this Lease.
     8.02. The Letter of Credit shall expire not earlier than thirty (30) days after the Expiration Date of this Lease. Upon Landlord’s prior consent, the Letter of Credit may be of the type which is automatically renewed on an annual basis (Annual Renewal Date), provided however, in such event Tenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term of this Lease (including any renewals or extensions) and for a period of thirty (30) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (Landlord) sixty (60) days’ advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.
     8.03. In the event Tenant shall fail to deliver to Landlord a substitute irrevocable Letter of Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Lease. Landlord may, in its discretion treat this the same as a default in the payment of Rent or any other default and pursue the appropriate remedy. In addition, and not in limitation, Landlord shall be permitted to draw upon the Letter of Credit as in the case of any other default by Tenant under the Lease.
     8.04. Provided Tenant is not then in default of its obligations under this Lease (beyond any applicable notice and cure period and Tenant timely cures any such default with such notice and cure period), and provided Tenant exercises its option to extend the Term of this Lease pursuant to Section R2 of the Rider to this Lease, Landlord shall consent to a reduction of the Security Deposit on the commencement date of the First Extended Period to an amount equal to two (2) months’ Fixed Rent at the rate in effect for the First Extended Period.
ARTICLE 9 — Subordination
     9.01. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases and underlying leases of the Land and/or the Building now or hereafter existing and to all Superior Mortgages which may now or hereafter affect the Land and/or Building and/or any of such leases, whether or not such Superior Mortgages or Superior Leases shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Leases and such Superior Mortgages and spreaders and consolidations of such Superior Mortgages. Landlord covenants and agrees to use commercially reasonable efforts deliver to Tenant within sixty (60) days of the date hereof a subordination, non-disturbance and attornment agreement (an “SNDA”) with regard to any existing Superior Leases or Superior Mortgages, and upon the placing of any new ground leases and underlying leases of the Land and/or the Building or new Mortgage as a condition of this Lease and the interest of the Tenant being subordinated to such new Mortgagee or new ground leases or underlying leases of the Land and/or the Building. Each such Superior Mortgagee and Superior Lessor shall expressly covenant, or each such Superior Mortgagee and Superior Lessor shall expressly provide, that so long as Tenant is not in default under this Lease beyond the applicable cure or grace period, Tenant’s quiet possession of the Demised Premises shall remain undisturbed, on the terms, covenants and conditions stated herein, whether or not the Superior Mortgage or Superior Lease is in default and notwithstanding any foreclosure or other action brought by the Superior Mortgagee or Superior Lessor. Landlord represents and warrants that as of the date hereof there are no Mortgages, ground leases or underlying leases of the Land and/or the Building affecting the Demised Premises currently except as set forth on Exhibit G and H. Provided that Landlord complies with the requirements of this section, Tenant agrees to comply with reasonable requests for execution of documentation to confirm its subordination of its leasehold interest.
     9.02. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until (i) it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant (“Tenant’s Notice”); and (ii) has given Landlord, Superior Mortgagee, and Superior Lessor a reasonable amount of time to cure such default as set forth below. Within fifteen (15) days of receipt of Tenant’s Notice, Landlord, Superior Mortgagee, or Superior Lessor, as the case may be, shall provide written notice to the Tenant of its intention to cure such default (the “Superior Notice”). Such default shall be cured within fifteen (15) days from the date of the Superior Notice or shall have been commenced within such fifteen (15) day period with evidence that the Landlord, Superior Mortgagee or Superior Lessor, as the case may be, have commenced and are proceeding to cure such default with reasonable diligence.
     9.03. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; (c) be liable for the return of any Security Deposit, in whole or in part, to the extent that same is not paid over to the Successor Landlord; or (d) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Fixed Rent or Additional Charges, unless such modification or prepayment shall have been expressly approved in writing by the Superior Lessor of the Superior Lease or the Mortgagee of the Superior Mortgage through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease with the exception that in the event Tenant pays more then one month’s Operating Expenses or Real Estate Taxes in advance to the Landlord, then the Successor Landlord shall give the Tenant credit for such advance payments.
     9.04. If any then present or prospective Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall request, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights and obligations under this Lease, including but not limited to increasing the obligations of the Tenant with regard to the Fixed Rent, Additional Charges, or other financial obligations of the Tenant.

ARTICLE 10 — Quiet Enjoyment
     10.01. So long as Tenant pays all of the Rent and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease.
ARTICLE 11 — Assignment, Subletting and Mortgaging
     11.01. Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise, (a) assign or otherwise transfer this Lease, or offer or advertise to do so, (b) sublet the Demised Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber or otherwise hypothecate this Lease in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord except as expressly set forth herein. However, Landlord recognizes that Tenant is a government contractor which is required by federal law to have inspections by the Department of Defense before shipping its products and that officials from the Department of Defense and its customers, also Department of Defense contractors, regularly will use offices within the Demised Premises. Landlord herby expressly consents to the Department of Defense and Tenant’s customers using the Demised Premises provided such usage, is at no cost or expense to Landlord, is subject to compliance by Tenant at Tenant’s sole cost and expense with all applicable Legal Requirements, and does not involve any payments to the Tenant for the use or occupancy of all or any portion of the Land, the Building or the Demised Premises and is expressly for the business purposes of the Tenant. Government officials having business with Tenant on the Demised Premises and customers of Tenant shall be deemed business invitees of Tenant and not subtenants or licensees for purposes of this Article 11 (except to the extent that such government officials or customers also have entered into a sublease or license with Tenant).
     Landlord agrees not to unreasonably withhold or delay its consent to the subletting of the Demised Premises or an assignment of this Lease. In determining reasonableness, Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including, without limitation, the following: (i) the business reputation of the proposed assignee or subtenant and its officers or directors in relation to the other tenants or occupants of the Building or any other property owned or managed by Landlord or its affiliates; (ii) the nature of the business and the proposed use of the Demised Premises by the proposed assignee or subtenant in relation to the other tenants or occupants of the Building or other properties owned by Landlord or its affiliates; (iii) whether the proposed assignee or subtenant is then a tenant (or subsidiary, affiliate or parent of a tenant) of other space in the Building, or any other property owned or managed by Landlord or its affiliates; (iv) the financial condition of the proposed assignee or subtenant; (v) restrictions, if any, contained in leases or other agreements affecting the Building or the Land or any other property owned or managed by Landlord or its affiliates; (vi) the effect that the proposed assignee’s or subtenant’s occupancy or use of the Demised Premises would have upon the operation and maintenance of the Building or any other property owned or managed by Landlord or its affiliates; (vii) the extent to which the proposed assignee or subtenant and Tenant provide Landlord with assurances reasonably satisfactory to Landlord as to the satisfaction of Tenant’s obligations hereunder. In any event, at no time shall there be more than two (2) subtenants of the Demised Premises permitted (i.e. three occupants inclusive of Tenant).
     In the event the Demised Premises are sublet or this Lease is assigned, Tenant shall pay to Landlord as an Additional Charge the following amounts (the Additional Charges payable hereunder being referred to sometimes herein as the “Excess Amount”), if any: (i) in the case of an assignment, an amount equal to fifty percent (50%) of the amount, if any, by which all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment exceeds the Permitted Expenses (as hereinafter defined) and (ii) in the case of a sublease, fifty percent (50%) of the amount, if any, by which any rents, additional charge or other consideration payable by the subtenant exceed the Fixed Rent and Additional Charges payable under this Lease during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof after recoupment (from such rents, additional charges or other consideration) of all Permitted Expenses (as hereinafter defined); provided however that the Excess Amount shall not be less than zero. As used herein the term “Permitted Expenses” shall mean the actual reasonable out of pocket expenses incurred by Tenant in connection with such assignment or subletting, as substantiated by Tenant, in writing, to Landlord’s reasonable satisfaction, for, a reasonable brokerage fee, reasonable legal fees of Tenant specifically for negotiating and preparing such sublease or assignment, and the reasonable cost and expense of any work performed in the Demised Premises by Tenant specifically for such subletting or assignment as the case may be, but not including any expenditures for Tenant’s Work or Tenant’s Property.
     Tenant shall not be required to obtain Landlord’s consent to an assignment or sublease to an Affiliate of Tenant or to a transaction expressly permitted without Landlord’s consent pursuant to Section 11.02 hereof, provided however that Tenant shall be required to comply with the notice and other provisions of this Article 11 (including but not limited to Section 11.02 where applicable) with respect to such assignment or sublease. The Tenant shall not be required to pay the Excess Amount with respect to any assignment or sublease to an Affiliate of Tenant or with respect to a transaction expressly permitted without Landlord’s consent pursuant to Section 11.02 hereof. Notwithstanding anything contained herein to the contrary Tenant shall not form or sublet, assign or transfer to a Tenant Affiliate, or merge, consolidate or enter into any transaction covered by Section 11.02 hereof for the principal or primary purpose of evading the Excess Amount payments otherwise required hereunder, or the restrictions on subletting, assignment or transfer otherwise provided in this Lease (such assignment, subletting, transfer, merger, consolidation or transaction being referred to herein as an “Evasion Transfer”); in the event of any such Evasion Transfer Tenant shall be required to comply with Excess Amount provisions and the restrictions on subletting, assignment and transfer otherwise provided in this Article 11 (including, but not limited to Landlord’s recapture rights pursuant to section 11.08) as if such subtenant, assignee or transferee were not an Affiliate of Tenant or such transaction were not permitted pursuant to Section 11.02 hereof. As used herein the phrases “Affiliate of Tenant” and “Tenant Affiliate” shall mean any entity which is fifty percent or more (50%) owned by Tenant or of which Tenant owns fifty (50%) percent or more or which is fifty (50%) percent or more owned by a Person who owns fifty (50%) percent or more of Tenant (including but not limited to such ownership resulting from merger or consolidation). For purposes of the immediately preceding sentence “owned” and “owns” shall mean ownership of the voting stock (if a corporation), partnership interest (if a partnership) or membership interest (if a limited liability company).
     11.02. If at any time (a) the original Tenant named herein, (b) the then Tenant, (c) any Guarantor, or (d) any Person owning a majority of the voting stock of, or directly or indirectly controlling, the then Tenant shall be a corporation or partnership, or other legal entitiy, any transfer of voting stock or other interest resulting in the person(s) who shall have owned a majority of such corporation’s shares of voting stock or the general partners’ interest in such partnership, the membership interest in any limited liability company or other ownership interest in any other form of legal entity as the case may be, immediately before such transfer, ceasing to own a majority of such shares of voting stock or general partner’s interest, membership interest or other ownership interest as the case may be, except as the result of transfers by inheritance or among existing shareholders or among general partners, or among existing members shall be deemed to be an assignment of this Lease as to which Landlord’s consent shall have been required, and in any such event Tenant shall notify Landlord. Except for any Evasion Transfer, the provisions of this Article 11.02 shall not be applicable to any corporation or any other legal entity whose stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations and shall not apply to transactions with a corporation or other legal entity into or with which the then Tenant is merged or consolidated or to which substantially all of the then Tenant’s assets are transferred or to any corporation or other legal entity which controls or is controlled by the then Tenant or is under common control with the then Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant at the time of such merger, consolidation or transfer, and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least thirty (30) days after the effective date of any such transaction. For the purposes of this Article, the words “voting stock” shall refer to shares of stock or other legal form of ownership regularly entitled to vote for the election of directors of the corporation or, if applicable the managers, trustees or directors of such other legal entity. Landlord shall have the right at any time and from time to time during the Term to inspect the stock record books of the corporation or, if applicable or similar ownership records of any other legal entity to which the provisions of this Article 11.02 apply, and Tenant will produce the same on request of Landlord.
     11.03. If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Article 11.01 or Article 11.02, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to any assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 11. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall be construed as including also licensees and others claiming under or through Tenant, immediately or remotely.
     11.04. Any permitted assignment or transfer, whether made with Landlord’s consent pursuant to Section 11.01 or without Landlord’s consent if permitted by Section 11.02, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume Tenant’s obligations under this Lease and whereby the assignee shall agree that all of the provisions in this Article 11 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect to all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, the original Tenant and any other person(s) who at any time was or were Tenant shall remain fully liable for the payment of the Rent and for Tenant’s other obligations under this Lease.
     11.05. The liability of the original named Tenant and any other Person(s) (including but not limited to any Guarantor) who at any time are or become responsible for Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord extending the time of, or modifying any of the terms or obligations under this Lease, or by any waiver or failure of Landlord to enforce, any of this Lease.
     11.06. The listing of any name other than that of Tenant, whether on the doors of the Demised Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the use or occupancy thereof by others. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the absolute right to withhold its consent to an assignment or subletting to a Person who is otherwise a tenant or occupant of the Building, or of a building owned or managed by Landlord or its affiliated entities within three (3) miles of the Land. Tenant shall not place any for rent or similar signs on the Land, the Building or the exterior areas of the Demised Premises. Tenant may advertise in a newspaper with respect to any permitted assignment or sublease hereunder, and may list, at Tenant’s sole cost and expense (and at no cost or expense or liability to Landlord), such subletting or assignment with a broker, provided that neither the address of the Demised Premises nor any reference to Landlord or its affiliates is included in any such advertising by Tenant or such broker.
     11.07. Without limiting any of the provisions of Article 27, if pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1)

year’s Fixed Rent plus an amount equal to the Additional Charges for the Calendar Year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Article 8.
     11.08. Except with respect to assignments, subleases or occupancies permitted without Landlord’s consent pursuant to Section 11.01 and except for transfers permitted without Landlord’s consent pursuant to Section 11.02, if Tenant shall propose to assign or in any manner transfer this Lease or any interest therein, or sublet the Demised Premises or any part or parts thereof, or grant any concession or license therein, Tenant shall give notice thereof to Landlord, together with a copy of the proposed instrument that is to accomplish same and such financial and other information pertaining to the proposed assignee, transferee, subtenant, concessionaire or licensee as Landlord shall reasonably require; provided however that with respect to any assignments, subleases or occupancies permitted without Landlord’s consent pursuant to Section 11.01 and for transfers permitted without Landlord’s consent pursuant to Section 11.02, Tenant shall within five (5) business days after such assignment, sublease, occupancy or transfer, provide Landlord with written notice thereof and with a copy of the instrument accomplishing same and such financial and other information pertaining to the proposed assignee, transferee, subtenant, concessionaire or licensee as Landlord shall reasonably require. Except with regard to any assignment, sublease, license, occupancy or transfer expressly permitted hereunder without Landlord’s prior written consent, Landlord may, in addition to Landlord’s right to give or withhold consent, terminate this Lease with respect notice given to Tenant within thirty (30) days after receipt of said proposed instrument and financial and other information, and upon the date specified in such notice, which date shall be not less than 30 days and not more than 60 days after the giving of said notice, this Lease shall terminate; provided however that with respect to a proposed sublet of less than fifty (50%) percent of the Floor Space of the Demised Premises, this Lease shall only be terminated as to such portion of the Demised Premises which is the subject of the proposed sublease. In the event the Landlord advises the Tenant that it wishes to terminate the Lease (or that Landlord wishes to terminate this Lease with respect to a portion of the Demised Premises in the case of a proposed sublease), the Tenant shall have the right to withdraw its request for the Landlord’s consent by providing the Landlord with written notice within fifteen (15) business days after the Landlord has notified the Tenant of its election to terminate. If Landlord does not terminate this Lease, and (if Landlord consents to the subject transaction or if Landlord’s consent is not required to same) if Tenant does not consummate the subject transaction within 120 days after the last day on which Landlord might have so terminated this Lease as a result of such transaction, Tenant shall again be required to comply with the provisions of this Section 11.08 in connection with any such transaction as if the notice by Tenant referred to above in this Section 11.08 had not been given. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to entertain or consider any request by Tenant to consent to any proposed assignment of this Lease or sublet of all or any part of the Demised Premises unless each request by Tenant is accompanied by a non-refundable fee payable to Landlord in the amount of Five Hundred Dollars ($500.00) to cover Landlord’s administrative costs and expenses incurred in processing each of Tenant’s requests. Neither Tenant’s payment nor Landlord’s acceptance of the foregoing fee shall be construed to impose any obligation whatsoever upon Landlord to consent to Tenant’s request.

ARTICLE 12 — Compliance with Laws
     12.01. Tenant shall comply with all Legal Requirements which shall, in respect of the Demised Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Demised Premises, impose any violation, order or duty on Landlord or Tenant; and Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 12.01. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Demised Premises, in accordance with Section 12.02.
     12.02. Tenant may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any Legal Requirement, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime or offense, and neither the Demised Premises nor any part thereof shall be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord either (i) the bond of a surety company satisfactory to Landlord, which bond shall be, as to its provisions and form, satisfactory to Landlord, and shall be in an amount at least equal to 125% of the cost of such compliance (as estimated by a reputable contractor designated by Landlord) and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, or (ii) other security in place of such bond satisfactory to Landlord; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime or offense if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime or offense of any kind or degree whatsoever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.
     12.03. In the event Tenant, in writing, requests the right to pursue an appeal of the Real Estate Taxes with respect to the Property, Landlord shall not unreasonably withhold its consents to the such appeal by Tenant. If Landlord’s consent is granted, Tenant, at no cost or expense to Landlord, may file and pursue, at Tenant’s sole cost and expense such Real Estate Tax appeal. Provided Tenant is not in default of its obligations under this Lease beyond any applicable notice or cure period, Landlord hereby consents to Tenant, at no cost or expense to Landlord, filing an appeal with respect to any added assessment for Tenant’s Work for which Tenant only is responsible (an “Added Assessment Appeal”), upon not less than thirty (30) days prior written notice to Landlord. Landlord shall have the right, but not the obligation, to have its counsel join in or monitor any such Real Estate Tax appeal or Added Assessment Appeal (any such appeal or similar contest being collectively or individually referred herein as a “Tax Appeal”) as co-counsel at the cost and expense of Landlord. If Tenant cannot proceed in its own name, Landlord shall permit Tenant to proceed in Landlord’s name and Landlord shall execute all documents required thereby and promptly return the same to Tenant. If either party shall prosecute a Tax Appeal, the other party will cooperate and furnish any pertinent information in its files reasonably required by the prosecuting party. In the event any Tax Appeal is filed or prosecuted by Tenant, Tenant shall indemnify and hold Landlord harmless from all loss, damage, cost, liability and expense (including but not limited to attorney’s fees and experts fees and including but not limited to any increase in Real Estate Taxes resulting from any counterclaim or loss of such Tax Appeal) arising from or incurred in connection with such Tax Appeal. Tenant shall provide Landlord with copies of all filings and all appraisal reports and discovery obtained in connection with any Tax Appeal filed by Tenant. Landlord reserves the right, but not the obligation, to prosecute any Tax Appeal itself (except an Added Assessment Appeal which Tenant shall have the sole right to prosecute) and in such event may require Tenant to withdraw any appeal filed by Tenant (except an Added Assessment Appeal). Any engagement or retainer agreement entered into by Tenant with any attorney, consultant or expert with respect to such appeal shall be subject to the prior review and reasonable approval of Landlord (any such approval not to be construed as obligating Landlord with respect to such agreement but Landlord shall not unreasonably withhold its consent if such terms are usual and customary in tax appeal matters). If any cash payment refund is received or credit issued as a result of such Tax Appeal proceedings the party herein paying the legal fees, experts fees, and related costs of such proceeding shall be entitled to reimbursement from such cash payment or credit for its legal fees, experts fees, and related costs incurred as a result of pursuing such proceeding. In the event a Tax Appeal is successful and a credit or refund is received by the Landlord for any period during which the Tenant paid Real Estate Taxes, the Tenant shall be entitled to refund of its Tenant’s Fraction of the refund after the payment of all legal fees, experts fees and costs of the appeal or a credit toward Real Estate Taxes due under this Lease. The obligation to pay such refund or credit to Tenant shall survive the termination of this Lease. Landlord shall endeavor to provide notice to Tenant of any Added Assessment within ten (10) business days after Landlord’s receipt of written notice of such Added Assessment from the Township of Hanover; provided however that failure of Landlord to provide such notice to Tenant shall not be a default by Landlord or entitle Tenant to any damages or claim against Landlord for or arising from any such failure.
     12.04. Tenant shall comply with Environmental Laws applicable to the Demised Premises. Tenant shall not cause or permit the escape, disposal or release (hereinafter “Discharge”) of any Hazardous Substance in violation of any applicable Environmental Laws. Except as set forth below, Tenant (i) shall comply with all environmental engineering controls and restrictions, if any, in effect or hereafter affecting the Land, (ii) shall not allow the storage or use of Hazardous Substances in any manner not sanctioned by Environmental Laws, and (iii) shall not allow to be brought onto the Building or the Land any Hazardous Substances except in compliance with Environmental Laws.

     12.05 Tenant represents that the NAICS code number applicable to Tenant’s operations (336413) will subject the Demised Premises and any other structures, vessels, or contrivances that provide, or are utilized for, Hazardous Substances to or from the Demised Premises to the requirements of ISRA (“ISRA Premises”). Tenant agrees that it shall promptly inform Landlord of any change in its NAICS number or the nature of the business to be conducted on the ISRA Premises.
     12.06 Subject to Sections 12.11 and 12.12, Tenant expressly covenants and agrees to (a) fully comply with the provisions of ISRA at any time that any action of the Landlord (due to the nature of Tenant’s operations) or Tenant triggers the applicability of ISRA, including paying all filing fees and costs associated with ISRA compliance, retaining consultants and attorneys to assist it in complying with ISRA and paying for New Jersey Department of Environmental Protection (“NJDEP”) required investigations and remediation (such fees and costs associated with ISRA or any other Environmental Laws being referred to collectively herein as “Compliance Costs”) and (b) to provide Evidence of Compliance (as defined below) to the Landlord.
     12.07 Evidence of Compliance, as used herein, shall mean (i) a letter setting forth a specific regulatory exemption from ISRA, (ii) a De Minimus Quantity exemption from NJDEP, (iii) any other exemption then available under ISRA or (iv) a “no further action letter” (or its equivalent or replacement pursuant to amended statutes/regulations).
     12.08. Evidence of Compliance shall be delivered to the Landlord, together with copies of all final submissions made to, and received from, the NJDEP, including all environmental reports, test results and other supporting documentation.
     12.09 Landlord shall be given not less than ten (10) days prior written notice and opportunity to review and comment upon any documents Tenant plans to submit to the NJDEP in connection with its ISRA obligation. No later than ten (10) days thereafter, Tenant shall provide Landlord with written notice in the event Tenant disagrees with any of Landlord’s comments. Subject to compliance with the terms of this Lease, including but not limited to Article 12, Tenant shall have reasonable discretion regarding whether and to what extent Landlord’s comments shall be included in Tenant’s final submission to NJDEP (provided however that Tenant shall include Landlord’s comments with respect to any matter for which Landlord may have any responsibility or liability). In the event any meetings are held at NJDEP concerning the ISRA Premises, Landlord shall be given prior notice of and be invited to attend those meetings, but Landlord and Tenant each covenants to the other and agrees that the communication of any their respective positions to the NJDEP shall be done in a manner and in substance consistent with the provisions of this Lease, including but not limited to Article 12 hereof.
     12.10 Whether or not revealed by an ISRA triggering event, in the event that any investigation or remediation of the ISRA Premises is required because of a Discharge after the execution of this Lease, and that Discharge was caused by Tenant or Tenant’s agents, employees, contractors or invitees, Tenant expressly covenants and agrees that it shall be responsible for Compliance Costs with respect to that Discharge.

     12.11 In the event that any investigation or remediation of the Demised Premises is required because of a Discharge on the Demised Premises after the execution of this Lease, whether or not revealed by an ISRA triggering event, and that Discharge was caused by a person or entity other than Tenant, or Tenant’s agents, employees, contractors or invitees, or Landlord or Landlord’s agents, employees, contractors or invitees, Landlord expressly covenants and agrees that it shall initially be responsible for paying all Compliance Costs with respect to such Discharge; provided however that 50% of the costs and expenses thereof together with interest thereon at the rate of 6% per annum shall be included in Operating Expenses and amortized over the remaining term of this Lease (or any extensions exercised by Tenant before payment in full of amount due to Landlord) for which Tenant shall pay Tenant’s Fraction thereof.
     12.12 In the event there is an ISRA triggering event and remediation of the ISRA Premises is required because of a Discharge prior to the execution of this Lease, Landlord covenants and agrees that it shall assume (including the rights and obligations given to Tenant under Sections 12.08 and 12.09) and be responsible for all Compliance Costs with respect to that Discharge and Tenant shall have no ISRA obligations other than paying to Landlord the cost of the investigation and delineation of the Discharge, not to exceed $25,000. If the Tenant has expended more than $25,000 toward investigation and delineation of a Discharge for which Landlord has Compliance Cost obligations, Landlord shall reimburse Tenant for said overages within thirty (30) days of receipt of a written notification from Tenant accompanied by appropriate backup. Interest on any amounts unpaid by Landlord within thirty (30) days of receipt of the required documentation shall accrue at 6% per annum. If there is no ISRA triggering event, but remediation is required because of a Discharge prior to the execution of this Lease or a Discharge caused by Landlord or its agents, employees, contractors or invitees, Landlord is responsible for all Compliance Costs without recourse to or payment from Tenant.
     12.13 In the event that Landlord’s remedial obligation pursuant to Sections 12.11 or 12.12 has a materially adverse affect (which eventuality Landlord and Tenant shall use commercially reasonable efforts to avoid) on Tenant’s engineering, testing or assembling operations, then being conducted at the Demised Premises as a material and indispensable part of Tenant’s operations at the Demised Premises, such that these operations can no longer be performed on the Demised Premises, Tenant shall have the right and option of terminating this Lease, upon not less than sixty (60) days written notice written notice to Landlord, given not earlier than Landlord’s initiation of remediation on the Demised Premises; provided however that Landlord shall have the right (but not the obligation) to nullify such termination notice in the event, prior to the expiration of said sixty (60) day notice period, Landlord either restores the use of the Demised Premises to Tenant for such operations or Landlord provides to Tenant reasonably suitable substitute space at no additional cost to Tenant (provided Landlord agrees to be responsible for the reasonable and necessary costs of Tenant moving to, preparing, improving, or altering the other space to make same suitable for Tenant’s operation) until such operations can be restored to the Demised Premises. In the event Tenant elects not to so terminate the Lease, the Fixed Rent Operating Expenses and Real Estate Taxes shall be abated for that portion of the Demised Premises made unusable, until such time as the Demised Premises becomes usable or suitable substitute premises are provided, whichever occurs first, together with any reasonable costs and expenses incurred by Tenant in enforcing Landlord’s obligations under this Article.

     12.14 If Tenant or its agents, employees, contractors or invitees have caused a Discharge, Tenant shall be obligated, at Tenant’s sole cost and expense, to cleanup and remediate such Discharge to a NJDEP unrestricted use standard; provided however that if contaminants at the Demised Premises exceed the NJDEP unrestricted use standard as a result of the continued presence of levels of contamination existing on the ISRA Premises prior to the date of this Lease in excess of NJDEP unrestricted use standards, or as a result of levels of contamination from a Discharge for which Landlord is responsible pursuant to Section 12.11 or 12.12 in excess of NJDEP unrestricted use standards, Tenant shall be permitted to remediate the Discharge caused by Tenant or its agents, employees, contractors or invitees on the ISRA Premises to a NJDEP restricted use standard, utilizing engineering and institutional controls as defined in N.J.A.C. 7:26E-1.8 and, as necessary, using a Classification Exception Area for groundwater (“CEA”). In the event Tenant is permitted to remediate to a NJDEP restricted use standard as provided above and as a result thereof a deed notice is necessary, Landlord shall execute, acknowledge and deliver the deed notice to Tenant and Tenant shall record the deed notice at Tenant’s cost and expense. In the event such deed notice is required as a result of the levels of contamination existing on the ISRA Premises prior to the date of this Lease, in excess of NJDEP unrestricted use standards, or as a result of a levels of contamination from a Discharge for which Landlord is responsible pursuant to Section 12.11 or 12.12 in excess of NJDEP unrestricted use standards, Landlord shall have the obligation to maintain the controls set forth in the deed notice on an ongoing basis and to provide all necessary follow up reports to the NJDEP. To the extent Landlord elects, in its sole discretion, to permit Tenant to cleanup or remediate to a NJDEP restricted use standard, Tenant shall have the obligation to maintain the controls set forth in the deed notice on an ongoing basis and to provide all necessary follow up reports to the NJDEP; provided however that to the extent such controls and reports are required by Environmental Laws after the expiration or earlier termination of this Lease, Tenant shall be obligated to reimburse Landlord for the cost of maintenance and reporting with respect to such controls after the expiration or earlier termination of this Lease. Tenant’s obligations under this Article 12 shall survive the expiration or termination of this Lease.
     12.15 Prior to and, if necessary, subsequent to the Expiration Date, Landlord shall provide Tenant with access to the ISRA Premises in accordance with the terms of the Environmental Access Agreement attached as Exhibit K. Tenant’s obligation to comply with ISRA may be satisfied prior to the expiration or after the termination of this Lease Agreement; provided that to the extent any part of the ISRA Premises is not useable by Landlord upon expiration of the Term or sooner termination of this Lease, for which Landlord has no Compliance Cost obligations, Tenant shall be deemed a holdover and shall pay Rent with respect to such unusable portion in accordance with the terms of Section 24.02 of this Lease Agreement.
     12.16 Both the Tenant and Landlord agree that they shall, subject to the terms of this Lease, cooperate with each other and assist one another in complying with ISRA and any other applicable compliance obligations with respect to Environmental Laws, including providing and reasonably executing any document, to the extent consistent with this Lease, in order to achieve ISRA compliance.

     12.17 The Tenant’s and Landlord’s obligations and covenants under this Article 12 shall survive the expiration or earlier termination of the lease term.
ARTICLE 13 — Insurance and Indemnity
     13.01. Landlord shall maintain or cause to be maintained All Risk insurance for full replacement value, with such reasonable deductibles as Landlord may determine, in respect of the Building and other improvements on the Land normally covered by such insurance (except for the property Tenant is required to cover with insurance under Article 13.02 and similar property of other tenants and occupants of the Building or buildings and other improvements which are on land neither owned by nor leased to Landlord) for the benefit of Landlord, any Superior Lessors, any Superior Mortgagees and any other parties Landlord may at any time and from time to time designate, as their interests may appear, but not for the benefit of Tenant, and shall maintain rent insurance as required by any Superior Lessor or any Superior Mortgagee. The All Risk insurance shall cover the Tenant’s Work that the Tenant installs in the Demised Premises that become part of the Building and are not insurable by the Tenant as its personal property. In addition, the All Risk insurance will be in the amounts required by any Superior Lessor or any Superior Mortgagee but not less than the amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies. Landlord may also maintain any other forms and types of insurance which Landlord shall deem reasonable in respect of the Building and Land. Landlord shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies.
     13.02. Tenant shall maintain the following insurance: (a) commercial general liability insurance in respect of the Demised Premises and the conduct and operation of business therein, having a limit of liability not less than a $5,000,000. per occurrence for bodily injury or property damage coverage to include but not be limited to premises/operations, completed operations, contractual liability and product liability, (b) automobile liability insurance covering all owned, hired and non-owned vehicles used by the Tenant in connection with the premises and any loading or unloading of such vehicles, with a limit of liability not less than $2,000,000 per accident and (c) worker’s compensation and employers liability insurance as required by statutes, but in any event not less than $500,000 for Employers Liability; (d) All Risk insurance in respect of loss or damage to Tenant’s stock in trade, fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property of Tenant in the Demised Premises in an amount equal to the full replacement value thereof as same might increase from time to time or such higher amount as either may be required by the holder of any fee mortgage, or is necessary to prevent Landlord and/or Tenant from becoming a co-insurer. Such insurance shall include coverage for property of others in the care, custody and control of Tenant in amounts sufficient to cover the replacement value of such property, to the extent of Tenant’s liability therefor; and (e) such other insurance as Landlord may reasonably require. Landlord may at any time and from time to time require that the limits for the general liability insurance to be maintained by Tenant be increased to the limits that new tenants in the Building are required by Landlord to maintain. Tenant shall deliver to Landlord and any additional insured(s) certificates for such fully paid-for policies upon execution hereof. Tenant shall procure and pay for renewals of such insurance from time to time, and Tenant shall deliver to Landlord and any additional insured(s) certificates therefor prior to the expiration of any existing policy. All such policies shall be issued by companies acceptable to Landlord, having a Bests Rating of not less than A, Class VII (or an equivalent S&P rating if requested by Landlord), and licensed to do business in New Jersey or, subject to Landlord’s consent which consent shall not be unreasonably withheld, an eligible surplus lines insurer in New Jersey, and all such policies shall contain a provision whereby the same cannot be canceled unless Landlord and any additional insured(s) are given at least thirty (30) days’ prior written notice of such cancellation. The policies and certificates of insurance (such certificates to be on Acord form 27 or its equivalent) to be delivered to Landlord by Tenant pursuant to this Article 13.02 (other than workers compensation insurance) shall name Landlord as an additional insured and, at Landlord’s request, shall also name any Superior Lessors or Superior Mortgagees as additional insureds, and the following phrase must be typed on the certificate of insurance: “Hartz Mountain Industries, Inc., and its respective subsidiaries, affiliates, associates, joint ventures, and partnerships, and (if Landlord has so requested) Superior Lessors and Superior Mortgagees are hereby named as additional insureds as their interests may appear. It is intended for this insurance to be primary and non-contributing.” Tenant shall give Landlord at least thirty (30) days’ prior written notice that any such policy is being canceled or replaced.
     13.03. Tenant shall not do, permit or suffer to be done any act, matter, thing or failure to act in respect of the Demised Premises or use or occupy the Demised Premises or conduct or operate Tenant’s business in any manner objectionable to any insurance company or companies whereby the fire insurance or any other insurance then in effect in respect of the Land and Building or any part thereof shall become void or suspended or whereby any premiums in respect of insurance maintained by Landlord shall be higher than those which would normally have been in effect for the occupancy contemplated under the Permitted Uses. In case of a breach of the provisions of this Article 13.03, in addition to all other rights and remedies of Landlord hereunder, Tenant shall (a) indemnify Landlord and the Superior Lessors and hold Landlord and the Superior Lessors harmless from and against any loss which would have been covered by insurance which shall have become void or suspended because of such breach by Tenant and (b) pay to Landlord any and all increases of premiums on any insurance, including, without limitation, rent insurance, resulting from any such breach.
     13.04. Except as expressly provided in Article 12 of this Lease, Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the Tenant’s or Tenant’s agents’, employees’, contractors’ or invitees’ conduct or management of the Demised Premises or the ISRA Premises or of any business therein, or any work or thing whatsoever done, or any condition created by Tenant or Tenant’s agents, employees, contractors or invitees including, but not limited to the Discharge of a Hazardous Substance (including but not limited to any period prior to the Commencement Date or after the Expiration Date or termination of this Lease that Tenant or its agents were given access to the Demised Premises or the ISRA Premises); (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, joint venturers, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (unless caused solely by the negligence or intentional misconduct of Landlord’s or the negligence or intentional misconduct of Landlord’s agents, employees, contractors or invitees) occurring in the Demised Premises or the ISRA Premises during the Term or any period prior to the

Commencement Date or after the Expiration Date or termination of this Lease that Tenant or its agents were given access to the Demised Premises or the ISRA Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses; provided however that in no event shall Tenant or its agents or partners, joint ventures, directors, officers, or employees be responsible or liable for (and the forgoing indemnity and hold harmless excludes) any consequential damages. In case any action or proceeding is brought against Landlord and/or any Superior Lessor and/or its or their partners, joint venturers, directors, officers, agents and/or employees in connection with conduct or management of the Demised Premises or by reason of any claim referred to above, Tenant, upon notice from Landlord or such Superior Lessor, shall, at Tenant’s cost and expense, resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. Notwithstanding anything contained herein to the contrary, nothing contained herein shall be construed as relieving any insurer pursuant to any policy of insurance maintained by Landlord or Tenant or required to be maintained by Landlord or Tenant pursuant to this Lease from any obligation to defend and indemnify any party referred as being entitled to coverage thereunder pursuant to this Lease. The Tenant’s obligation under this Section 13.04 shall survive the expiration or earlier termination of this Lease.
     13.05 Except as expressly provided in Article 12 of this Lease, Landlord shall indemnify and hold harmless Tenant and its respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the Discharge of a Hazardous Substance into or on the Property or the Demised Premises or the ISRA Premises prior to the Term or caused solely by Landlord or Landlord’s agents, employees, contractors or invitees during the Term, (b) any act, omission or negligence of Landlord or any of its subtenants or licensees or its partners, joint venturers, directors, officers, agents, employees or contractors in the conduct or management of the Common Areas; (c) any accident, injury or damage whatever occurring in the Demised Premises if caused solely by the negligence or intentional misconduct of Landlord or Landlord’s agents, employees, contractors or invitees; and (d) any breach or default by Landlord in the full and prompt payment and performance of Landlord’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses; provided however that in no event shall Landlord or its agents or partners, joint ventures, directors, officers, or employees be responsible or liable for (and the forgoing indemnity and hold harmless excludes) any consequential damages. In case any action or proceeding is brought against Tenant and/or its partners, joint venturers, directors, officers, agents and/or employees in connection with conduct or management of the Property or the Demised Premises or by reason of any claim referred to above, Landlord, upon notice from Tenant, shall, at Landlord’s cost and expense, resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything contained herein to the contrary, nothing contained herein shall be construed as relieving any insurer pursuant to any policy of insurance maintained by Landlord or Tenant or required to be maintained by Landlord or Tenant pursuant to this Lease from any obligation to defend and indemnify any party referred as being entitled to coverage thereunder pursuant to this Lease. The Landlord’s obligations under this Section 13.05 shall survive the expiration or earlier termination of the Term.
     13.06. Neither Landlord nor any Superior Lessor shall be liable or responsible for, and Tenant hereby releases Landlord and each Superior Lessor from, all liability and responsibility to Tenant and any person claiming by, through or under Tenant, by way of subrogation, for any injury, loss or damage to any person or property in or around the Demised Premises or to Tenant’s business irrespective of the cause of such injury, loss or damage, and Tenant shall require its insurers to include in all of Tenant’s insurance policies which could give rise to a right of subrogation against Landlord or any Superior Lessor a clause or endorsement whereby the insurer waives any rights of subrogation against Landlord and such Superior Lessors or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.
     13.07 Tenant shall not be liable or responsible for, and Landlord hereby releases Tenant from, all liability and responsibility to Landlord and any person claiming by, through or under Landlord, by way of subrogation for any injury, loss or damage to any person or property in or around the Building or the Land irrespective of the cause of such injury, loss, or damage, and Landlord shall require its insurers to include in all of Landlord’s insurance policies which could give rise to a right of subrogation against Tenant a clause or endorsement whereby the insurer waives any rights of subrogation against Tenant or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.
ARTICLE 14 — Rules and Regulations
     14.01. Tenant and its employees and agents shall faithfully observe and comply with the Rules and Regulations and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant, which in Landlord’s judgment, shall be necessary for the reputation, safety, care or appearance of the Land and Building, or the preservation of good order therein, or the operation or maintenance of the Building or its equipment and fixtures, or the Common Areas, and which do not unreasonably affect the conduct of Tenant’s business in the Demised Premises; provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to issue Rules and Regulations or enforce the Rules and Regulations against any other tenant or any employees or agents of any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or its employees, agents, invitees or licensees
ARTICLE 15 — Alterations and Signs
     15.01. Tenant shall not make any alterations or additions to the Demised Premises, or make any holes or cuts in the walls, ceilings, roofs, or floors thereof, or change the exterior color or architectural treatment of the Demised Premises, without on each occasion first obtaining the consent of Landlord which consent with respect to non-structural alterations shall not be unreasonably withheld. Tenant shall submit to Landlord Plans and Specifications for such work at the time Landlord’s consent is sought. Tenant shall pay to Landlord upon demand the reasonable cost and expense of Landlord’s third party independent professionals in (a) reviewing said Plans and Specifications and (b) inspecting the alterations to determine whether the same are being performed in accordance with the approved Plans and Specifications and all Legal Requirements and Insurance Requirements, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. Before proceeding with any permitted alteration which will cost more than $100,000 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall, except with respect to the Tenant’s Work performed for Tenant’s initial occupancy of the Demised Premises, obtain and deliver to Landlord either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New Jersey), each in an amount equal to 125% of such estimated cost and in form satisfactory to Landlord, or (ii) such other security as shall be reasonably satisfactory to Landlord. Landlord agrees that in the event Tenant is not in default of its obligations under this Lease beyond any applicable notice or cure period, provided Tenant has not assigned this Lease or sublet more than fifty (50%) percent (in the aggregate) of the Floor Space of Demised Premises, Landlord shall waive the Tenant’s obligation to post a bond under this Section 15.01 unless required by a Superior Mortgagee or unless such bond is required in connection with performance of Tenant’s obligations under Section 20.01 of this Lease. Tenant shall fully and promptly comply with and observe the Rules and Regulations then in force in respect of the making of alterations. Any review or approval by Landlord of any plans and/or specifications with respect to any alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant in respect of the adequacy, correctness or efficiency thereof or otherwise. In addition, the Landlord shall not unreasonably withhold its consent to the Tenant’s exclusive use of the flagpole on the lawn of the Building solely to display the flag of the United States. Tenant shall keep and maintain said flagpole in good order and condition at Tenant’s sole cost and expense.
     15.02. Tenant shall obtain all necessary governmental permits and certificates for the commencement and prosecution of permitted alterations and for final approval thereof upon completion, and shall cause alterations to be performed in compliance therewith and with all applicable Legal Requirements and Insurance Requirements. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the better of (a) the original installations of the Building, or (b) the then standards for the Building established by Landlord. Alterations shall be performed by contractors first approved by Landlord, which approval shall not be unreasonably withheld. Alterations shall be made in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s making of any alterations, Tenant shall pay any such additional expense upon demand. Throughout the making of alterations, Tenant shall carry, or cause to be carried, worker’s compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its managing agent and any Superior Lessor whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such commercially reasonable limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of alterations and, on request, at reasonable intervals thereafter during the making of alterations.
     15.03. Tenant shall not place any signs on the roof, exterior walls or grounds of the Demised Premises without first obtaining Landlord’s written consent thereto. In placing any signs on or about the Demised Premises, Tenant shall, at its expense, comply with all applicable Legal Requirements and obtain all required permits and/or licenses. Landlord shall not unreasonably withhold or delay its consent to Tenant’s exterior signage or monument sign, and shall, at no cost or expense to Landlord execute such applications as may be reasonably required, provided such signage is consistent with the character and quality of the Building, does not include a roof sign, does not exceed Tenant’s Fraction of the exterior signage of the Building permitted by applicable Legal Requirements (herein the “Permissible Signage”), and such signage includes only Tenant’s name and logo. Landlord shall not unreasonably withhold its consent to Tenant installing, at Tenant’s sole cost and expense and upon compliance by Tenant, at Tenant’s sole cost and expense, with applicable Legal Requirements, a monument sign in front of the Building even if such monument sign exceeds in size the Tenant’s Fraction of the Permissible Signage; provided however that Tenant shall upon request of Landlord and certification that Landlord or another tenant in the Building requires signage (and the size of such signage up to the difference between 100% and Tenant’s Fraction of Permissible Signage) which will not be permitted due to Tenant using more than its Tenant’s Fraction of Permissible Signage, at no cost or expense to Landlord, reduce the size of Tenant’s signage to the greater of (i) Tenant’s Fraction of the Permissible Signage or (ii) the amount of Permissible Signage for the Property less signage area that the Landlord requires as provided herein.
     15.04. Landlord shall not, without Tenant’s consent, which consent shall not be unreasonably withheld, install a sign having another Tenant’s name or logo on the portion of the exterior of the Building identified as the “Tenant’s Protected View Area” on Exhibit L.
ARTICLE 16 — Landlord’s and Tenant’s Property
     16.01. All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed to be the property of Landlord and shall not be removed by Tenant, except as provided in Article 16.02. Further, any carpeting or other personal property in the Demised Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain Landlord’s property and shall not be removed by Tenant.
     16.02. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building and all furniture, furnishings, and other movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of the Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises, the Building or the Common Areas resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered as the Tenant’s Property and shall be deemed the property of Landlord. The parties acknowledge that the allowance in Rider Section R4 is for improvements to the Demised Premises and that such improvements shall not be subject to the provisions of the prior sentence, but shall not be removed by Tenant without Landlord’s consent.
     16.03. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall remove from the Demised Premises all of the Tenant’s Property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord if not removed), and Tenant shall repair any damage to the Demised Premises, the Building and the Common Areas resulting from any installation and/or removal of the Tenant’s Property. Any items of the Tenant’s Property which shall remain in the Demised Premises after the Expiration Date or after a period of fifteen (15) days following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine at Tenant’s expense.
     16.04. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall, at Tenant’s sole cost and expense, remove from the Demised Premises the parts carousel to be installed in the Demised Premises and Tenant shall repair any damage to the Demised Premises, the Building and the Common Areas resulting from any installation and/or removal thereof;
ARTICLE 17 — Repairs and Maintenance
     17.01. (a) Tenant shall, throughout the Term, take good care of the Demised Premises, the fixtures and appurtenances therein, and shall not do, suffer, or permit any waste with respect thereto. Tenant shall keep and maintain the Demised Premises including without limitation all building equipment, windows, doors, loading bay doors and shelters, plumbing and electrical systems, heating, ventilating and air conditioning (“HVAC”) systems (whether located in the interior of the Demised Premises or on the exterior of the Building) in a clean and orderly condition. Tenant shall, at Landlord’s option, keep and maintain in a clean and orderly condition all HVAC systems and any other mechanical or other systems exclusively serving the Demised Premises which are located in whole or in part outside of the Demised Premises (it being understood and agreed that if Landlord shall elect to keep and maintain said systems, then the cost of same shall be included in Operating Expenses (provided however that Tenant’s Fraction with respect to such item shall be deemed to be 100%), subject to the limitation on payments to affiliates of Landlord set forth in subsection (8) of Section 1.01W). Tenant shall keep and maintain all exterior components of any windows, doors, loading bay doors and shelters serving the Demised Premises in a clean and orderly condition. The phrase “keep and maintain” as used herein includes repairs, replacement and/or restoration as appropriate. Tenant shall not permit or suffer any over-loading of the floors of the Demised Premises.
     (b) Subject to the applicability of the proceeds of any casualty insurance carried by Landlord for such events the premiums for which have been included in Operating Expenses, Tenant shall be responsible for all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, in and to the Demised Premises, and the Building (including the facilities and systems thereof) and the Common Areas the need for which arises out of (a) the performance or existence of the Tenant’s Work or alterations, (b) the installation, use or operation of the Tenant’s Property in the Demised Premises, (c) the moving of the Tenant’s Property in or out of the Building, or (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Upon request by Landlord, Tenant shall furnish Landlord with true and complete copies of maintenance contracts and with copies of all invoices for work performed, confirming Tenant’s compliance with its obligations under this Article. In the event Tenant fails to furnish such copies, Landlord shall have the right, at Tenant’s cost and expense, to conduct such inspections or surveys as may be required to determine whether or not Tenant is in compliance with this Article and to have any work required of Tenant performed at Tenant’s cost and expense. Tenant shall promptly replace all scratched, damaged or broken doors and glass in and about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and for the repair and maintenance of all sanitary and electrical fixtures and equipment therein. The Tenant shall also arrange for its own cleaning services and rubbish removal, subject to the right of Landlord, at Landlord’s option to perform such services and include the cost of such services in Operating Expenses (provided however that Tenant’s Fraction with respect to such item shall be deemed to be 100%), subject to the limitation on payments to affiliates of Landlord set forth in subsection (8) of Section 1.01W. Tenant shall promptly make all repairs in or to the Demised Premises for which Tenant is responsible, and any repairs required to be made by Tenant to the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other systems of the Demised Premises shall be performed only by contractor(s) reasonably approved by Landlord. Any other repairs in or to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense; but Landlord may, at its option, with respect to any such work costing more than One Hundred Thousand & 00/100 ($100,000.00) Dollars or if required by any Superior Mortgagee, require Tenant to furnish to Landlord such security, in form (including, without limitation, a bond issued by a corporate surety licensed to do business in New Jersey) and amount, as Landlord shall deem necessary to assure the payment for such work by Tenant; provided that Tenant’s Work done for its initial occupancy of the Demised Premises shall not require any such security.
     Notwithstanding the provisions of Section 17.01(a) to the contrary, Tenant shall not be required to replace and may remove at any time any additional air conditioning equipment installed by Tenant in the non-office portions of the Demised Premises, other than replacements of existing air conditioning in the non-office portions of the Demised Premises which are air conditioned as of the Commencement Date. In the event Tenant installs any air conditioning equipment in the non-office portions of the Demised Premises and such air conditioning equipment remains upon the expiration or sooner termination of this Lease, and provided that Landlord gives Tenant written notice to remove such air conditioning equipment at least ninety (90) days prior to the end of the Term, Tenant shall remove said air conditioning equipment and repair any damage and penetrations of the roof at Tenant’s sole cost and expense. Nothing contained herein shall be construed as relieving Tenant of its obligation to keep and maintain (including, but not limited to the obligation to make replacements thereof) all HVAC equipment serving the Demised Premises to the extent the Demised Premises are served by HVAC equipment as of the Commencement Date.
     17.02. So long as Tenant is not in default beyond the applicable cure or grace period under this Lease, Landlord shall make all structural repairs and replacements, including, specifically, the Building systems (not serving exclusively the Demised Premises), roof and roof membrane (except as hereinabove provided in Section 17.01), the leaders and gutters, gravel stops and flashings as well as sewer lines and the utility lines to the Building, and the exterior walls of the Building and the cost of such items shall be included in Operating Expenses, for which Tenant shall pay Tenant’s Fraction (subject to the amortization provisions with respect to capital expenditures set forth in Section 1.01W). Landlord shall keep and maintain the Common Areas and shall procure landscaping and snow removal services for the Building and the cost thereof shall be included in Operating Expenses, for which Tenant shall pay Tenant’s Fraction provided, however, that the cost for such landscaping and snow removal services shall be at a competitive price as charged by available third party vendors.
     17.03. Tenant shall not permit or suffer the overloading of the floors of the Demised Premises beyond 300 pounds per square foot, or lesser amount as may be applicable to any mezzanine area.
     17.04. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s doing any repairs, maintenance, or changes which Landlord is required or permitted by this Lease, or required by Law, to make in or to any portion of the Building. Landlord shall use reasonable efforts to perform any such repairs, maintenance or changes with as little interference as is practicable to Tenant’s use and occupancy of the Demised Premises, provided however that nothing contained herein shall require Landlord to utilize night or weekend labor. If solely as a result of Landlord’s negligence or willful misconduct in performing its obligations in this Article 17 and provided further that in addition all of the following conditions occur: (i) Tenant is forced to cease operations at the Demised Premises as the result of such failure (ii) Landlord fails to cure such conditions within five (5) business days after Tenant notifies Landlord of such failure (the “Outside Cure Date”), (iii) such failure is not the result of a damage or destruction covered by Article 22 or a condemnation or taking covered by Article 23, then Tenant shall receive, a rental credit of one (1) day of free Fixed Rent, Operating Expenses and Real Estate Taxes otherwise payable by Tenant under this Lease for each day after the Outside Cure Date that Landlord has failed to so cure such discontinuance.

ARTICLE 18 — Utility Charges
     18.01. Tenant shall pay all charges for gas, water, sewer, electricity, heat or other utility or service supplied to the Demised Premises as measured by meter(s) or sub-meter(s) (or a combination thereof) relating to or for from which Landlord is able to determine Tenant’s use, and any cost of repair, maintenance, replacement, and reading of any meters measuring Tenant’s consumption thereof. If any utilities or services are not separately metered or assessed or are only partially separately metered or assessed and are used in common with other tenants or occupants of the Building, and are not reasonably able to be separately determined (either by use of sub-meter(s) or equivalent methods) Tenant shall pay to Landlord on demand Tenant’s proportionate share of such charges for utilities and/or services, which shall be such charges multiplied by a fraction the numerator of which shall be the Floor Space in the Demised Premises and the denominator of which shall be the Floor Space of all tenants and occupants of the Building using such utilities and/or services. Landlord reserves the right, but not the obligation, to separately meter or cause to be separately metered or sub-metered, any gas, water, sewer, electricity, heat or other utility or service serving the Property or the Demised Premises. In the event Landlord determines that Tenant’s utilization of any such service exceeds the fraction referred to above, Tenant’s proportionate share with respect to such service shall, at Landlord’s option, mean the percentage of any such service (but not less than the fraction referred to above) which Landlord reasonably estimates as Tenant’s utilization thereof. Tenant expressly agrees that Landlord shall not be responsible for the failure of supply to Tenant of any of the aforesaid, or any other utility service. Landlord shall not be responsible for any public or private telephone service to be installed in the space, particularly conduit, if required. If Landlord, or its designee is permitted by law to provide electric energy to the Demised Premises by re-registering meters or otherwise and to collect any charges for electric energy, Landlord or its designee shall have the exclusive right to do so, in which event Tenant shall pay to Landlord or its designee upon receipt of bills therefor charges for electric energy provided the rates for such electric energy shall not be more than the rates Tenant would be charged for electric energy if furnished directly to Tenant by the public utility which would otherwise have furnished electric energy.
     18.02. Tenant’s use of electric energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building’s electric service, Tenant shall not, without Landlord’s prior consent in each instance (which shall not be unreasonably withheld, delayed or conditioned), connect any fixtures, appliances or equipment to the Building’s electric distribution system or make any alteration or addition to the electric system of the Demised Premises existing on the Commencement Date. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant to Landlord on demand. Landlord agrees not to unreasonably withhold its consent to the proposed upgrading of electrical service by Tenant at no cost or expense to Landlord, to be detailed in the Tenant’s Plans and Specifications.
     18.03. At Landlord’s option, Landlord or Landlord’s designee shall have the exclusive right, but not the obligation, to install or cause to be installed, at Landlord’s sole cost and expense and without reimbursement by Tenant as an Operating Expense solar panels or other energy generating equipment on the Building (including but not limited to the roof thereof) for purposes of furnishing in whole or in part electric energy to the Building (herein an “Energy System”). Tenant shall provide Landlord or its designee with access to the Demised Premises for the installation, maintenance and repair of such Energy System as Landlord or its designee may require. If installed, such Energy System shall (either itself or together with such service provided by a public utility provider) meet the minimum service provided to the Building immediately prior to the installation of such Energy System. In the event Landlord elects to install or cause such Energy System to be installed, Tenant shall purchase electric energy for the Demised Premises from Landlord or its designee and Tenant shall pay the reasonable charges established by Landlord or its designee for such service from time to time, but not in excess of the rates payable by Tenant from a third party public utility provider having service available to the Building. Landlord also reserves the right to discontinue furnishing electric energy at any time whether or not Tenant is in default of this Lease upon not less than thirty (30) days’ notice to Tenant provided Tenant can arrange for electric service from the local utility service within such period.
     18.04 The failure of any utility service hereunder shall not be construed as a constructive eviction of Tenant and shall not excuse Tenant from failing to perform any of its obligations hereunder. If solely as a result of Landlord’s negligence or willful misconduct all of the following conditions occur: (i) Tenant suffers a discontinuance of electricity, natural gas or water to the Demised Premises, (ii) Landlord fails to cure discontinuance within five (5) business days after Tenant notifies Landlord of such discontinuance (the “Outside Cure Date”), (iii) Tenant is forced to cease operations at the Demised Premises as the result of such failure to cure the discontinuance, and (iv) such discontinuance is not the result of a damage or destruction covered by Article 22 or a condemnation or taking covered by Article 23, then Tenant shall receive, a rental credit of one (1) day of free Fixed Rent, Operating Expenses and Real Estate Taxes otherwise payable by Tenant under this Lease for each day after the Outside Cure Date that Landlord has failed to so cure such discontinuance.
ARTICLE 19 — Access, Changes and Name
     19.01. Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities and the use thereof, as well as access thereto through the Demised Premises for the purpose of operating, maintenance, decoration and repair, are reserved to Landlord. Landlord also reserves the right, to install, erect, use and maintain pipes, ducts and conduits in and through the Demised Premises, provided such are properly enclosed.
     19.02. Landlord and its agents shall have the right to enter and/or pass through the Demised Premises, upon one (1) business day prior written notice to the Tenant which provides the name of all visitors, the company affiliation of each visitor and purpose of the visit, (a) to examine the Demised Premises and to show them to actual and prospective Superior Lessors,

Superior Mortgagees, or prospective purchasers of the Building, and (b) to make such repairs, alterations, additions and improvements in or to the Demised Premises and/or in or to the Building or its facilities and equipment as Landlord is required or desires to make. However, in the event that an emergency exists with respect to property damage or personal injury, the Landlord and it agents shall be entitled to immediate access to the Demised Premises. Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s obligations hereunder. During the period of eighteen (18) months prior to the Expiration Date, Landlord and its agents may exhibit the Demised Premises to prospective tenants upon one (1) business day’s prior written notice as provided herein. Notwithstanding the foregoing, if any proposed visitor does not pass the Tenant’s reasonable security inquiry of the Tenant to the extent required to preserve Tenant’s status as a defense contractor, Landlord will not bring such person to the restricted portions of the Demised Premises without Tenant’s consent.
     19.03. If at any time any windows of the Demised Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building, or if any part of the Building or the Common Areas, other than the Demised Premises, is temporarily or permanently closed or inoperable, the same shall not be deemed a constructive eviction and shall not result in any reduction or diminution of Tenant’s obligations under this Lease.
     19.04. If, during the last month of the Term, Tenant has removed all or substantially all of the Tenant’s Property from the Demised Premises and Tenant has vacated the Demised Premises and no employees are using the Demised Premises, Landlord may, with five (5) day’s written notice to Tenant, enter the Demised Premises and alter, renovate and decorate the same, without liability to Tenant and without reducing or otherwise affecting Tenant’s obligations hereunder.
     19.05. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof as Landlord shall deem necessary or desirable provided that such changes will not materially adversely impact the use and enjoyment of the Tenant to the Demised Premises and the Common Areas.
     19.06. Landlord may adopt any name for the Building with the prior notice of fifteen (15) business days to Tenant; provided however that unless Tenant is in default of any of its obligations under this Lease beyond any applicable notice or cure period and provided the original Tenant is itself in occupancy and has not assigned or sublet the all or in the aggregate more than fifty percent (50%) of the Demised Premises, Landlord will not name the Building for a direct business competitor of Tenant, without Tenant’s consent. Landlord reserves the right to change the name and/or address of the Building at any time with the prior notice of fifteen (15) business days to Tenant.

ARTICLE 20 — Mechanics’ Liens and Other Liens
     20.01. Nothing contained in this Lease shall be construed to imply any consent of Landlord to subject Landlord’s interest or estate to any liability under any mechanic’s, construction or other lien law. If any lien or any Notice of Intention (to file a lien), Lis Pendens, or Notice of Unpaid Balance and Right to File Lien is filed against the Land, the Building, or any part thereof, or the Demised Premises, or any part thereof, for any work, labor, services or materials claimed to have been performed or furnished for or on behalf of Tenant, or anyone holding any part of the Demised Premises through or under Tenant, Tenant shall cause the same to be canceled and discharged of record by payment, bond or order of a court of competent jurisdiction or by making payment into Court of the statutory amount within fifteen (15) days after notice by Landlord to Tenant.
ARTICLE 21 — Non-Liability of Landlord
     21.01. Neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Land or Building without contributory negligence on the part of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors. Further, neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable (a) for any such damage caused by other tenants or Persons in, upon or about the Land or Building, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Demised Premises or any equipment or facilities therein by Tenant or any Person claiming through or under Tenant.
     21.02. Neither Landlord nor Tenant shall be liable to the other for any consequential damages arising out of or by reason of any default under this Lease; provided however that nothing contained in this Section 21.02 shall be construed as limiting Landlord’s right to collect the damages expressly provided for in Section 27.01 of this Lease.
     21.03. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Land and Building (or the proceeds received by Landlord on a sale, casualty or condemnation of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas shall be limited to such estate and property of Landlord (or sale, casualty or condemnation proceeds). No other properties or assets of Landlord or any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of, or in connection with, this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises or the Common Areas and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys. Tenant hereby waives the right of specific performance and any other remedy allowed in equity if specific performance or such other remedy could result in any liability of Landlord for the payment of money to Tenant, or to any court or governmental authority (by way of fines or otherwise) for Landlord’s failure or refusal to observe a judicial decree or determination, or to any third party.
ARTICLE 22 — Damage or Destruction
     22.01. If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 22 hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the Demised Premises (including the Tenant’s Work to the extent Tenant’s Work becomes part of the Building, but not including the Tenant’s Property which will be separately insured by Tenant) with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage.
     22.02. If all or part of the Demised Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Rent shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises (to the extent of rent insurance proceeds received by the Landlord) for the period from the date of the damage or destruction to (a) the date the damage to the Demised Premises shall be substantially repaired, or (b) if the Building and not the Demised Premises is so damaged or destroyed, the date on which the Demised Premises shall be made tenantable; provided, however, should Tenant reoccupy a portion of the Demised Premises during the period the repair or restoration work is taking place and prior to the date that the Demised Premises are substantially repaired or made tenantable the Rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Demised Premises bears to the total area of the Demised Premises, shall be payable by Tenant from the date of such occupancy.
     22.03. If (a) the Building or the Demised Premises shall be totally damaged or destroyed by fire or other casualty, or (b) the Building shall be so damaged or destroyed by fire or other casualty that its repair or restoration requires the expenditure, as estimated by a reputable contractor or architect designated by Landlord, of more than thirty-five percent (35%) (or twenty percent [20%] if such casualty occurs during the last two [2] years of the Term, including any extensions pursuant to a valid exercise of Tenant’s renewal option, if any, in which event the thirty-five percent (35%) threshold shall be applicable), of the full insurable value of the Building immediately prior to the casualty, or (c) the Building shall be damaged or destroyed by fire or other casualty and either the loss shall not be covered by Landlord’s insurance or the net insurance proceeds (after deducting all expenses in connection with obtaining such proceeds) shall, in the estimation of a reputable contractor or architect designated by Landlord be insufficient to pay for the repair or restoration work (unless with respect to this subsection (c): (i) Tenant within fifteen (15) business of notice from Landlord that the insurance proceeds are inadequate to rebuild agrees, pursuant to a written agreement in form and substance satisfactory to Landlord to fund the difference between the cost to rebuild and the insurance proceeds and provides Landlord with security reasonably acceptable to Landlord to assure Landlord of Tenant’s ability to perform such obligation, and (ii) as reasonably estimated by the Architect, there will be not less than five (5) years (including any Extended Period for which Tenant has exercised its renewal option pursuant to Section R2 of the Rider to Lease) remaining on the term of this Lease upon completion of such restoration), then in any of such cases in subsections (a),(b) or (c) above Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the fire or other casualty. Landlord agrees that it shall not exercise its right to terminate this Lease under subsection (a) or (b) of this Section 22.03, unless one or more of the following conditions shall have occurred: (i) Landlord is required to exercise such right by a Mortgagee, (ii) such damage or destruction occurs in the last two (2) years of the Term including any extensions pursuant to a valid exercise of Tenant’s renewal option, if any, (iii) a Mortgagee fails or refuses to disburse the proceeds of insurance for such restoration, or (iv) a Mortgagee or its assign becomes a Successor Landlord or appoints a receiver to or otherwise succeeds to the rights of Landlord under this Lease. Nothing contained herein shall be construed as limiting Landlords right to terminate with respect to any damage or destruction giving Landlord the right to terminate this Lease pursuant to subsection (c) of this Section 22.03 or under any other provision of this Lease.
     22.04. In the event of damage or destruction with respect to the Building the repair or restoration of which requires the expenditure, as estimated by a reputable contractor or architect designated by Landlord, of more than forty percent (40%) of the full insurable value of the Building immediately prior to the casualty (or twenty percent [20%] if such casualty occurs during the last two [2] years of the Term), then in either of such events Landlord and Tenant shall each have the right to request within thirty (30) days after such event the Architect to determine the estimated time for restoration. The Landlord shall cause the Architect to provide notice to Landlord and Tenant of such determination (the “Architect’s Notice”) within thirty (30) days after notice from Landlord or Tenant requesting such determination. If the Architect determines that the restoration of same is estimated to take more than eighteen (18) months from the date of the casualty, Landlord and Tenant shall each have the right (provided, however that Tenant’s right shall be conditioned upon (i) Tenant not being in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period, and in any event curing such default(s) prior to termination, and (ii) the Demised Premises not being reasonably useable by Tenant for the operation of its business therein as a result of such damage or destruction for a period of not less than eighteen (18) months as estimated by such Architect) to terminate this Lease upon thirty (30) days prior written notice to Landlord, given within thirty (30) days of the Architect’s Notice. Landlord’s and Tenant’s right to terminate the Lease pursuant to this Section shall be in addition to and not in limitation of Landlord’s rights pursuant to this Article 22, including but not limited to Landlord’s right to terminate the Lease pursuant to Section 22.01 hereof. Nothing contained herein shall be construed as limiting Landlord’s right to collect the full amount of the proceeds of insurance, including but not limited to rent insurance or business interruption insurance.
     If Landlord elects to terminate this Lease pursuant to Section 22.03 or 22.04 of this Lease and such termination occurs prior to the original Expiration Date not including any extension of the Expiration Date with respect to any Extended Periods (i.e. in the initial ten (10) year term), the Landlord shall reimburse the Tenant for the unamortized balance of the cost of Tenant’s Work in accordance with Exhibit I attached hereto (herein the “Reimbursement Amount”), provided insurance proceeds are available for payment of the Reimbursement Amount after restoration of the Building (exclusive of the Tenant Work which is not being restored) and provided further that all of the following conditions are met:
1.	Tenant is not in default of its obligations under this Lease beyond any applicable notice or grace period;

2.	Tenant has completed performance of its obligations under Article 12 of this Lease, including but not limited to all obligations with regard to ISRA and all other Environmental Laws (in the event Tenant has not completed performance of such obligations, payment of the Reimbursement Amount shall be deferred until such performance is completed); and

3.	Tenant has not assigned this Lease or sublet more than fifty (50%) percent (in the aggregate) of the Floor Space of the Demised Premises and was at the time of such damage or destruction itself in occupancy of not less than fifty (50%) percent of the Floor Space of the Demised Premises.
     22.05. Except as expressly set forth herein, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article 22. Landlord shall use its commercially reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Demised Premises, but Landlord shall not be required to do such repair or restoration work except during Landlord’s business hours on business days.
     22.06. Notwithstanding any of the foregoing provisions of this Article 22, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors, Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the all or any part of the Property by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, any abatement of Rent to which Tenant may have been entitled under this Lease shall be reduced dollar for dollar by the amount of any insurance proceeds that the Landlord is denied as a result of such act or omissions referred to above.
     22.07. Landlord will not carry insurance of any kind on the Tenant’s Property and, except as provided by law or by reason of Landlord’s breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace the Tenant’s Property.
     22.08. The provisions of this Article 22 shall be deemed an express agreement governing any case of damage or destruction of the Demised Premises and/or Building by fire or other casualty, and any law providing for such a contingency in the absence of an express agreement, now or hereafter in force, shall have no application in such case.

ARTICLE 23 — Eminent Domain
     23.01 If the whole of the Demised Premises shall be taken by any public or quasi-public authority under the power of condemnation, eminent domain or expropriation, or in the event of conveyance of the whole of the Demised Premises in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority. If 25% or less of the Floor Space of the Demised Premises shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority. If more than 25% of the Floor Space of the Demised Premises shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority, but either party shall have the right to terminate this Lease upon notice given to the other party within 30 days after such taking possession. If more than 25% of the Floor Space of the Building shall be so taken or conveyed, Landlord may, by notice to Tenant, terminate this Lease as of the day possession shall be taken. If so much of the parking facilities shall be so taken or conveyed that the number of parking spaces necessary, in Landlord’s judgment, for the continued operation of the Building shall not be available, Landlord shall, by notice to Tenant, terminate this Lease as of the day possession shall be taken. If this Lease shall continue in effect as to any portion of the Demised Premises not so taken or conveyed, the Rent shall be computed as of the day possession shall be taken on the basis of the remaining Floor Space of the Demised Premises. Except as specifically provided herein, in the event of any such taking or conveyance there shall be no reduction in Rent. If this Lease shall continue in effect, Landlord shall, at its expense, but shall be obligated only to the extent of the net award or other compensation (after deducting all expenses in connection with obtaining same) available to Landlord for the improvements taken or conveyed (excluding any award or other compensation for land or for the unexpired portion of the term of any Superior Lease), make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit, except for the Tenant’s Property, and Tenant shall make all alterations or replacements to the Tenant’s Property and decorations in the Demised Premises. All awards and compensation for any taking or conveyance, whether for the whole or a part of the Land or Building, the Demised Premised or otherwise, shall be the property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Term. Tenant shall be entitled to claim, prove and receive in the condemnation proceeding such award or compensation as may be allowed for the Tenant’s Property and for loss of business, good will, and depreciation or injury to and cost of removal of the Tenant’s Property, but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award or compensation made by it to Landlord.
     23.02. If the temporary use or occupancy of all or any part of the Demised Premises shall be taken during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of the Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Demised Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay the Rent in full when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award or payment which represents compensation for the use and occupancy of the Demised Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive (except as otherwise provided below) so much thereof as represents compensation for the period up to and including the Expiration Date and Landlord shall receive so much thereof as represents compensation for the period after the Expiration Date. All monies to be paid to Tenant as, or as part of, an award or payment for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be received, held and applied by the first Superior Mortgagee (or if there is no Superior Mortgagee, by Landlord as a trust fund) for payment of the Rent becoming due hereunder.
ARTICLE 24 — Surrender
     24.01. On the Expiration Date, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease.
     24.02. If Tenant remains in possession of the Demised Premises after the expiration of the Term, Tenant shall be deemed to be occupying the Demised Premises at the sufferance of Landlord subject to all of the provisions of this Lease, except that the monthly Fixed Rent shall be one and one-half times the Fixed Rent in effect during the last month of the Term for the first sixty (60) days of such holdover and twice the Fixed Rent thereafter.
     24.03. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.
ARTICLE 25 — Conditions of Limitation
     25.01. This Lease is subject to the limitation that whenever Tenant or any Guarantor (a) shall make an assignment for the benefit of creditors, or (b) shall commence a voluntary case or have entered against it an order for relief under any chapter of the Federal Bankruptcy Code (Title 11 of the United States Code) or any similar order or decree under any federal or state law, now in existence, or hereafter enacted having the same general purpose, and such order or decree shall have not been stayed or vacated within 45 days after entry, or (c) shall cause, suffer, permit or consent to the appointment of a receiver, trustee, administrator, conservator, sequestrator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, and such appointment shall not have been revoked, terminated, stayed or vacated and such official discharged of his duties within 30 days of his appointment, then Landlord, at any time after the occurrence of any such event, may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.
     25.02. This Lease is subject to the further limitations that: (a) if Tenant shall default in the payment of any Rent, and such default shall not be cured within five (5) days after written notice or (b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) and such default shall continue and not be remedied within fifteen (15) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of fifteen (15) days and the continuance of which for the period required for cure will not subject Landlord or any Superior Lessor to prosecution for a crime or offense (as more particularly described in the penultimate sentence of Section 12.02) or termination of any Superior Lease or foreclosure of any Superior Mortgage, if Tenant shall not, (i) within said fifteen (15) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said fifteen (15) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the default, and (iii) complete such remedy within a reasonable time after the date of said notice by Landlord, or (c) if any event shall occur or any contingency shall arise whereby this Lease would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11, or (d) if Tenant shall vacate or abandon the Demised Premises for more than thirty (30) days without prior notice to the Landlord, or (e) if there shall be any default by Tenant (or any person which, directly or indirectly, controls, is controlled by, or is under common control with Tenant) under any other lease with Landlord (or any person which, directly or indirectly, controls, is controlled by, or is under common control with Landlord) which shall not be remedied within the applicable grace or cure period, if any, provided therefor under such other lease, then in any of said cases Landlord may give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.
     25.03 Default by Landlord. If Landlord defaults in the performance of any of the terms, covenants and conditions of this Lease, Tenant shall promptly provide written notice of such default to Landlord. If (a) Landlord fails to cure such default within ninety (90) days after receipt of such notice unless Landlord provides written notice to Tenant disputing such default or advising Tenant that Landlord plans to commence such cure, or (b) if the default is of such character as to require more than ninety (90) days to cure and Landlord fails within ninety (90) days after receipt of such notice to provide written notice to Tenant disputing such default or advising Tenant that Landlord plans to commence such cure and thereafter diligently proceed to cure such default then, in either such event, Tenant may bring an action against Landlord, at law or in equity, arising out of such breach to re cover its damages, if any.

ARTICLE 26 — Re-Entry by Landlord
     26.01. If Tenant shall default in the payment of any Rent beyond the applicable cure or grace period, or if this Lease shall terminate as provided in Article 25, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any Person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word “re-enter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Rent payable up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.
     26.02. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.
     26.03. If this Lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as Advance Rent, security or otherwise, but such monies shall be credited by Landlord against any Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.
ARTICLE 27 — Damages
     27.01. If this Lease is terminated under the provisions of Article 25 or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay as Additional Charges to Landlord, at the election of Landlord, either or any combination of:
(a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges to be the same as were the average monthly Additional Charges payable for the year, or if less than 365 days have then elapsed since the Commencement Date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, over (ii) the aggregate rental value of the Demised Premises for the same period; or
(b) sums equal to the Fixed Rent and the Additional Charges which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the period ending on the Expiration Date; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (b) to a credit in respect of any rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.
If the Demised Premises or any part thereof should be relet by Landlord before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure to relet the Demised Premises or any part thereof, or if the Demised Premises or any part thereof are relet, for its failure to collect the rent under such reletting. Landlord shall use commercially reasonable efforts to relet the Demised Premises to mitigate Landlord’s damages. For the purposes hereof, Tenant agrees that any of the following actions, alone or in combination, shall create an irrebuttable presumption that Landlord has fulfilled its obligation, if any, to mitigate its damages: (i) Landlord may include the availability of the Demised Premises in Landlord’s monthly listing to brokers (if any), commencing with the first such report (if any) issued following Landlord’s recovery of possession of the Demised Premises, and ending upon re-leasing of the Demised Premises; and Landlord include the availability of the Demised Premises in Landlord’s web page (if any), following Landlord’s recovery of possession of the Demised Premises, and ending upon re-leasing of the Demised Premises; and hold an “Open House” for the Demised Premises within sixty (60) days of Landlord’s recovery of possession of the Demised Premises (it being agreed that the actions in this subsection (i) shall be deemed sufficient regardless of whether or not Landlord has performed the actions set forth in (ii) hereof); or (ii) Landlord may, but shall not be obligated to, engage an independent commercial real estate broker to relet the Demised Premises, the cost and expense of which shall be an element of Landlord’s damages in addition to any other damages recoverable pursuant to Section 27.01 hereof (it being agreed that the actions in this subsection (ii) shall be deemed sufficient regardless of whether or not Landlord has performed the actions set forth in (i) hereof). Nothing contained herein shall require Landlord to relet the Demised Premises prior to or with any preference over the leasing of any other similar premises of Landlord or any affiliate of Landlord, nor shall any rental of such other premises reduce the damages which Landlord would be entitled to recover from Tenant. In the event Tenant, on behalf of itself or any and all Persons claiming through or under Tenant, attempts to raise a defense or assert any affirmative obligations on Landlord’s part to mitigate such damages or relet the Demised Premises other than as provided herein, Tenant shall reimburse Landlord for any costs and expenses incurred by Landlord as a result of any such defense or assertion, including but not limited to Landlord’s attorneys’ fees incurred in connection therewith.
     27.02. Suit or suits for the recovery of such damages or, any installments thereof, may be brought by Landlord at any time and from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry of the Demised Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount be greater than, equal to, or less than any of the sums referred to in Section 27.01.
     27.03. In addition, if this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, Tenant covenants that: (a) the Demised Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord at the Expiration Date; (b) Tenant shall have performed prior to any such termination any obligation of Tenant contained in this Lease for the making of any alteration or for restoring or rebuilding the Demised Premises or the Building, or any part thereof; and (c) for the breach of any covenant of Tenant set forth above in this Section 27.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).
     27.04. In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under this Article 27, if any Rent or damages payable hereunder by Tenant to Landlord are not paid upon demand therefor, the same shall bear interest at the Late Payment Rate or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amounts of such interest shall be Additional Charges hereunder.
ARTICLE 28 — Affirmative Waivers
     28.01. Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease after being dispossessed or ejected from the Demised Premises by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.
     28.02. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Demised Premises and use of the Common Area, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto. Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Demised Premises.
ARTICLE 29 — No Waivers
     29.01. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or Additional Charges with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.
ARTICLE 30 — Curing Tenant’s Defaults
     30.01. If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of fifteen (15) days from the date Landlord gives Tenant notice of the default. Charges for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and charges for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys’ fees and expenses, involved in collecting or endeavoring to collect the Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Demised Premises after default by Tenant or upon the expiration of the Term or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Article at the Late Payment Rate or the maximum rate permitted by law, whichever is less, shall be payable by Tenant and may be invoiced by Landlord to Tenant monthly, or immediately, or at any time, at Landlord’s option, and such amounts shall be due and payable upon demand.
ARTICLE 31 — Broker
     31.01. Tenant represents that no broker except the Brokers were instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except the Brokers concerning the leasing of the Demised Premises. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than the Brokers. Landlord shall pay any brokerage commissions due the Brokers pursuant to a separate agreement between Landlord and the Brokers.
ARTICLE 32 — Notices
     32.01. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable Legal Requirement, shall be in writing and shall be deemed to have been properly given, rendered or made only if hand delivered or sent by United States registered or certified mail, return receipt requested, addressed to the other party at the address hereinabove set forth, as to Tenant. to the attention of Gerald C. Harvey, Esq., Executive VP, General Counsel and Secretary (except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building), as to Landlord, to the attention of General Counsel with a concurrent notice to the attention of Controller, and shall be deemed to have been given, rendered or made on the second day after the day so mailed, unless mailed outside the State of New Jersey, in which case it shall be deemed to have been given, rendered or made on the third business day after the day so mailed. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, consents, approvals or other communications intended for it. In addition, upon and to the extent requested by Landlord, copies of notices shall be sent to the Superior Mortgagee. A copy of all default notices to Tenant shall be sent to Marcus, Brody, Ford, Kessler, & Sahner, L.L.C., 5 Becker Farm Road, Roseland, New Jersey 07068 Attn: Ira B Marcus, Esq. All notices shall be deemed effective when received or if refused, upon refusal to accept delivery.

ARTICLE 33 — Estoppel Certificates
     33.01. Tenant shall, at any time and from time to time, as requested by Landlord, upon not less than ten (10) days’ prior notice, execute and deliver to the Landlord or a Superior Mortgagee or Superior Lessor certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the party giving the statement, the requesting party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party giving the statement shall have knowledge, and stating whether or not, to the best knowledge of the party giving the statement, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of the requesting party, and, if so, specifying each such event; any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Tenant also shall include in any such statement such other information concerning this Lease as Landlord may reasonably request.
     33.02 Landlord shall, at any time and from time to time, as requested by Tenant, upon not less than ten (10) days’ prior notice, execute and deliver to the Tenant or Tenant’s designee certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the party giving the statement, the requesting party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party giving the statement shall have knowledge, and stating whether or not, to the best knowledge of the party giving the statement, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of the requesting party, and, if so, specifying each such event; any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Landlord also shall include in any such statement such other information concerning this Lease as Tenant may reasonably request.
ARTICLE 34 — Arbitration
     34.01. Landlord may at any time request arbitration of any matter, and Tenant may at any time when Tenant is not in default in the payment of any Rent beyond any applicable cure or grace period, request arbitration of any matter in dispute with regard to Operating Expenses, Real Estate Taxes, or restoration pursuant to Article 22 or Article 23 of this Lease. The party requesting arbitration shall do so by giving notice to that effect to the other party not later than sixty (60) days after the filing of a complaint in a court of competent jurisdiction and service of a process with respect thereto by either party with respect to such disputed matter eligible for arbitration hereunder by the party demanding arbitration hereunder, specifying in said notice the nature of the dispute, and said dispute shall be determined in Newark, New Jersey, or such other location within the State of New Jersey as the Landlord and Tenant may agree by a single arbitrator, in accordance with the expedited commercial arbitration rules then obtaining of the

American Arbitration Association (or any comparable organization agreed to by Tenant and Landlord). The award in such arbitration may be enforced on the application of either party by the order or judgment of a court of competent jurisdiction. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof. If Tenant gives notice requesting arbitration as provided in this Article, Tenant shall simultaneously serve a duplicate of the notice on each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant, and such Superior Mortgagees and Superior Lessor shall have the right to participate in such arbitration.
ARTICLE 35 — Memorandum of Lease
     35.01. Tenant shall not record this Lease. However, at the request of Landlord, Tenant shall promptly execute, acknowledge and deliver to Landlord a memorandum of lease in respect of this Lease sufficient for recording. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provisions of this Lease. Whichever party records such memorandum of Lease shall pay all recording costs and expenses, including any taxes that are due upon such recording.
ARTICLE 36 — Landlord Representations and Miscellaneous
     36.01. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge as of the date of this Lease:
     (a) Landlord has received no notices from Governmental Authorities of uncured violations of any Legal Requirements or Environmental Laws affecting any portion of the Demised Premises.
     (b) Except as may be otherwise set forth in any environmental reports provided to Tenant listed on Exhibit M attached hereto, or in any environmental report or investigation obtained by or performed for Tenant prior to the date of this Lease, Landlord has no knowledge of any Discharges at the Demised Premises which have not already been remediated.
     (c) The Demised Premises is free of all leases and tenancies and will be on the Commencement Date.
     (d) Landlord has received no notice of condemnation or eminent domain proceedings which would affect the Property or any part thereof.
     (e) The person signing this Agreement has the full power and authority to bind the Landlord and this Agreement constitutes a fully authorized, binding legal obligation upon Landlord enforceable against Landlord according to the terms set forth herein.

     (f) There are no outstanding rights of first refusal or options to purchase or lease the Property.
     (g) The Property is served by electric, water, gas and other utilities all of which enter directly from public streets; provided however that Landlord makes no representation or warranty with regard to the adequacy thereof.
     36.02. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement(s) which may be made between the parties concurrently with the execution and delivery of this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation. Neither party has relied upon any statement or representation not embodied in this Lease or in any other written agreement(s) made concurrently herewith. The submission of this Lease to Tenant does not constitute by Landlord a reservation of, or an option to Tenant for, the Demised Premises, or an offer to lease on the terms set forth herein and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.
     36.03. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of abandonment is sought.
     36.04. If Tenant shall at any time request Landlord to sublet or let the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting or letting.
     36.05. Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 11 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 36.04 shall not be construed as modifying the conditions of limitation contained in Article 25.
     36.06. Except for Tenant’s obligations to pay Rent, the time for Landlord or Tenant, as the case may be, to perform any of its respective obligations hereunder shall be extended if and to the extent that the performance thereof shall be prevented due to any Unavoidable Delay. Except as expressly provided to the contrary, the obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, (a)

because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease due to any of the matters set forth in the first sentence of this Article 36.05, or (b) because of any failure or defect in the supply, quality or character of electricity, water or any other utility or service furnished to the Demised Premises for any reason beyond Landlord’s reasonable control.
     36.07. Any liability for payments hereunder (including, without limitation, Additional Charges) shall survive the expiration of the Term or earlier termination of this Lease.
     36.08. If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent; Tenant’s sole remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or where as a matter of law Landlord may not unreasonably withhold its consent.
     36.09 If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the Person causing or authorized to cause such excavation, license to enter the Demised Premises for the purpose of performing such work as said Person shall reasonably deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.
     36.10. Tenant shall not exercise its rights under Article 15 or any other provision of this Lease in a manner which would violate Landlord’s union contracts or create any work stoppage, picketing, labor disruption or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Landlord represents and warrants that as of the date hereof the Tenant’s Work will not require union contract as a result of the applicability of this Section 36.10.
     36.11. Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Demised Premises for which Landlord might be liable, (b) any fire or other casualty in the Demised Premises, (c) any damage to or defect in the Demised Premises, including the fixtures and equipment thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Demised Premises or any part thereof.
     36.12. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. Tenant hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Lease may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey, as Landlord may elect. By execution and delivery of this Lease, Tenant hereby irrevocably accepts and submits generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waives in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non conveniens. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected and shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Tenant specifically agrees to pay all of Landlord’s commercially reasonable costs, charges and expenses, including attorneys’ fees, incurred in connection with any document review requested by Tenant and upon submission of bills therefor. However, the costs for a review of any documents concerning a transfer or an assignment shall be governed by Article 11.08 herein. In the event Landlord permits Tenant to examine Landlord’s books and records with respect to any Additional Charge imposed under this Lease, such examination shall be conducted at Tenant’s sole cost and expense and shall be conditioned upon Tenant retaining an independent accounting firm for such purposes which shall not be compensated on any type of contingent fee basis with respect to such examination. Wherever in this Lease or by law Landlord is authorized to charge or recover costs and expenses for legal services or attorneys’ fees, same shall include, without limitation, the costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services.
     36.13. Within thirty (30) days of each anniversary date of this Lease, Tenant shall annually furnish to Landlord a copy of its then current Form 10-K. If at any time Tenant does not have a current form 10-K with the Securities and Exchange Commission, then within five (5) business days after request by Landlord (but not more than once annually, unless requested by a Mortgagee or prospective Mortgagee), Tenant shall furnish to Landlord a copy of its then current financial statement which shall be certified by Tenant’s chief financial officer and shall be audited, which shall be employed by Landlord for purposes of financing or marketing the Premises and not distributed otherwise without prior authorization of Tenant.
     36.14. a) Certification. Tenant certifies that: (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

     (b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.
     36.15. In the event any action or proceeding is commenced in connection with this Lease, the prevailing party in such action or proceeding shall be entitled to recover its reasonable out-of-pocket costs and expenses incurred in connection with the action or proceeding (including, without limitation, reasonable attorneys’ fees) in addition to all other relief to which it may be entitled therein.
     36.16 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:
35 MELANIE LANE, L.L.C.

By:	/s/ Irwin A. Horowitz

Irwin A. Horowitz
Executive Vice President

TENANT:
BREEZE-EASTERN CORPORATION

By:	/s/ Gerald C. Harvey

Name: Gerald C. Harvey
Title: Executive Vice President
Copyright © Hartz Mountain Industries, Inc. 2009. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.

RIDER TO LEASE DATED MAY 13, 2009, BETWEEN HARTZ MOUNTAIN HANOVER SQUARE (“Landlord”), and BREEZE-EASTERN CORPORATION, (“Tenant”)
     R1. If any of the provisions of this Rider shall conflict with any of the provisions, printed or typewritten, of this Lease, such conflict shall resolve in every instance in favor of the provisions of this Rider.
     R2. Renewal Options. Provided Tenant is in compliance with all of the terms and conditions contained herein and not in default beyond the applicable cure or grace period, Tenant shall have two (2) options to extend the Term of its lease of the Demised Premises, from the date upon which this Lease would otherwise expire each for an extended period of five (5) years (each herein referred to as an “Extended Period”, the first of which referred to as the “First Extended Period” and the second referred to as the “Second Extended Period” respectively), upon the following terms and conditions:
     1. If Tenant elects to exercise any one or both of said options, it shall do so by giving notice of such election to Landlord on or before the date which is one (1) year before the beginning of the Extended Period for which the Term is to be extended by the exercise of such option. Tenant agrees that it shall have forever waived its right to exercise any such option if it shall fail for any reason whatsoever to give such notice to Landlord by the time provided herein for the giving of such notice, whether such failure is inadvertent or intentional, time being of the essence as to the exercise of each such option.
     2. If Tenant elects to exercise any one or both of said options, the Term shall be automatically extended for the Extended Period covered by the option so exercised without execution of an extension or renewal lease. Within ten (10) days after request of either party following the effective exercise of any such option, however, Landlord and Tenant shall execute, acknowledge and deliver to each other duplicate originals of an instrument in recordable form confirming that such option was effectively exercised.
     3. Each Extended Period shall be upon the same terms and conditions as are in effect immediately preceding the commencement of such Extended Period; provided, however, that Tenant shall have no right or option to extend the Term for any period of time beyond the expiration of the Second Extended Period and, provided further, that in the Extended Period(s) the Fixed Rent shall be as follows:
The Fixed Rent during the Extended Period(s) shall be at Fair Market Value (“FMV”). FMV shall be determined by mutual agreement of the parties. If the parties are unable to agree on the FMV within thirty (30) days of Tenant’s exercise of its option, the parties shall choose a licensed Real Estate Appraiser who shall determine the FMV. The cost of said Real Estate Appraiser shall be borne equally by the parties. If the parties are unable to agree on a licensed Real Estate Appraiser within forty-five (45) days of Tenant’s exercise of its option, each party shall select one Appraiser to appraise the FMV. All appraisals shall be rendered within thirty (30) days of appointment of the respective Appraiser appointed under this paragraph. If the difference between the two appraisals is 20% or less of the lower appraisal, then the FMV shall be the average of the two appraisals. If the difference between the two appraisals is greater than 20% of the lower appraisal, the two Appraisers shall select a third licensed Real Estate Appraiser to appraise the FMV. The FMV shall in such case be the appraisals of either Landlord or Tenant’s appraiser closest to the third appraisal. The cost of the third appraisal shall be borne equally by the parties.
Anything to the contrary contained herein notwithstanding, the Fixed Rent for each Extended Period shall not be less than the Fixed Rent for the period immediately preceding the Extended Period for which the Fixed Rent is being calculated.
     4. Any termination, expiration, cancellation or surrender of this Lease shall terminate any right or option for the Extended Period(s) not yet exercised.
     5. Landlord shall have the right, for thirty (30) days after receipt of notice of Tenant’s election to exercise any option to extend the Term, to reject Tenant’s election if Tenant gave such notice while Tenant was in default in the performance of any of its obligations under the Lease, and such rejection shall automatically render Tenant’s election to exercise such option null and void and of no effect.
     6. The options provided herein to extend the Term of the Lease may not be severed from the Lease or separately sold, assigned or otherwise transferred.
     R3. Right of First Offer To Lease. (a) Landlord agrees that in the event State Farm Insurance Company (or the then current occupant of the space located in the Building leased to State Farm Mutual Automobile Insurance Company on the date of this Lease (“State Farm Premises”) vacates all of its current premises and the term of such lease (or extension) expires or if the occupant of the State Farm Premises notifies Landlord of its intention to vacate all of its premises, then, prior to entering into the first lease for all or a portion of such premises with an independent third party, Landlord shall, provided Tenant is not in default of this Lease beyond any applicable cure or grace period, first notify Tenant in writing of its intention so to do, which notice shall set forth the rent, terms and conditions upon which such lease in intended to be consummated (“Landlord’s Notice”). Tenant shall have a period of ten (10) business days following the giving of Landlord’s Notice to notify Landlord, in writing, sent by registered mail, certified mail, return receipt requested, or overnight federal express, of its election to enter into a lease for such additional premises upon the rent, terms and conditions set forth in Landlord’s Notice. If Tenant shall notify Landlord in writing of its election to enter into such lease as tenant for the additional premises within the said ten (10) business day period, Landlord shall deliver and Tenant shall execute a modification of this Lease incorporating the rent, terms and conditions as set forth in Landlord’s Notice to Tenant with respect to the additional premises. However, the term of the modification of the lease with regard to the additional premises shall be equivalent to the then remaining term with regard to the original Demised Premises. Time is of the essence with respect to Tenant’s exercise of its right of first offer. If Tenant exercises such expansion right, the Fixed Rent on the State Farm Premises shall be at Fair Market Value, determined in the same manner as provided for in Section 3 of Section R2 above, however, the Fixed Rent shall be not less than the

Fixed Rent for the Demised Premises and, provided further, that if Tenant exercises its option(s) to extend pursuant to paragraph R2 it shall be required to extend the Lease for the State Farm Premises on the same terms and conditions.
     (b) If Tenant shall fail to notify Landlord in writing of its election to enter into a modification to the Lease incorporating the additional premises, within the ten (10) business day period referred to in subsection (a) hereof, then the right of first offer granted to the Tenant as set forth in subsection (a) of this Section with respect to the additional premises referred to in Landlord’s Notice, shall automatically terminate.
     (c) If Tenant shall not elect to lease the additional premises referred to in Landlord’s Notice within the ten (10) business day period following Landlord’s Notice then, Landlord may thereafter deliver the lease for such additional premises to the proposed tenant free of the restriction herein stated.
     (d) This right of first refusal so granted to Tenant shall terminate and become null and void upon the earlier of (i) Tenant’s exercise or failure to exercise its option with respect to the first Landlord’s Notice (but the right of first refusal shall remain as to any balance of space that was not initially offered to the Tenant); or (ii) the expiration or sooner termination of this Lease.
     R4. Tenant Allowance. Provided Tenant is not in default of its obligations under the Lease after written notice and the opportunity to cure to the extent provided in the Lease, Tenant shall be entitled to a buildout allowance equal to Two ($2.00) multiplied by the number of square feet of Floor Space of the Demised Premises (i.e. Two Hundred thirty-Three Thousand One Hundred Seventy-Six & 00/100 ($233,176.00) Dollars) (the “Tenant Buildout Allowance”), which Tenant Buildout Allowance shall be paid or credited to Tenant upon payment of the first month’s Fixed Rent following the Fixed Rent Commencement Date and Tenant’s occupancy of the Demised Premises, provided Tenant has submitted to Landlord invoices demonstrating that Tenant has expended such sums on the buildout of the improvements in the Demised Premises (exclusive of costs for Tenant’s furniture, removable trade fixtures, removable equipment and/or inventory) (the “Permitted Buildout Items”); provided, however, that in no event shall the Tenant Buildout Allowance exceed the invoices submitted for Permitted Buildout Items.
     R5. Backup Generator. Tenant shall have the right, subject to the provisions of Article 15 of this Lease, to utilize, at Tenant’s sole cost and expense, a portion of the Land for the installation and maintenance of a backup generator to service the Demised Premises. Such generator shall be located in an area reasonably designated by Landlord, mutually acceptable to Landlord and Tenant (herein the “Generator Space”). Tenant shall indemnify and hold Landlord any all Superior Lessors and Superior Mortgagees harmless from all loss, damage, cost, liability and expense (including but not limited to attorneys fees) arising out of or related to the installation, maintenance, existence or operation of such generator and related equipment (including but not limited to all fuel, fuel tanks, and fuel lines associated therewith).
     R6. Existing Equipment. Landlord shall consent to the use and operation by Tenant during the Term, at no cost or expense to Landlord, of a certain emergency generator previously installed at the Building (herein collectively the “Existing Equipment”). Landlord makes no representation or warranty with respect to the Existing Equipment either express or implied. Tenant shall indemnify and hold Landlord and any Superior Lessors and Superior Mortgagees harmless from all loss, damage, cost, liability and expense (including but not limited to attorneys fees) arising out of or related to the installation, maintenance, existence or operation of such Existing Equipment.
     R7. Mezzanine Installation by Tenant. Further supplementing Article 5 hereof, Landlord shall not unreasonably withhold, delay or condition its consent, subject to compliance by Tenant, at Tenant’s sole cost and expense and at no cost or expense to Landlord, with all applicable Legal Requirements, and further subject to the provisions of Article 15 of this Lease, to the installation and operation by Tenant of a mezzanine within the Demised Premises (herein the “Mezzanine”) in order to expand the office space on the second floor of the Demised Premises. The location of such second floor office extension within the Demised Premises shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall indemnify and hold Landlord any all Superior Lessors and Superior Mortgagees harmless from all loss, damage, cost, liability and expense arising out of or related to the installation, maintenance, existence, use or operation of such Mezzanine. If Tenant is permitted to install a Mezzanine other than a second floor extension of the office space, Tenant may be required to remove such other Mezzanine at the end of the term provided that Landlord gives Tenant six (6) months prior written notice of its election to have Tenant remove such other Mezzanine. Whether the Tenant installs a Mezzanine to expand the office space on the second floor or elsewhere at the sole cost and expense of the Tenant, no additional Fixed Rent shall be due and payable by Tenant to Landlord with respect to the additional Floor Space of such Mezzanine due to such installation.
     R8. Water Tank, Satellite Dish and Security Camera Installation by Tenant. (a) Landlord shall not unreasonably withhold its consent to the installation of a 500 gallon water tank and a satellite dish on the roof of the Building, provided that the Tenant obtains all necessary permits and governmental approvals with regard to same and Landlord agrees, at no cost or expense to Landlord, to cooperate with Tenant’s efforts to obtain such permits and approvals. In the event that Tenant is not permitted by the municipality to place the satellite dish and/or tank on the roof of the Building, the Landlord agrees to work with the Tenant to find an alternate location for the tank and/or satellite dish, if available, mutually acceptable to Landlord and Tenant. Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all loss damage, cost liability and expense (including but not limited to reasonable attorney’s fees) associated or the installation, use or operation or removal of such tank or satellite dish or the wiring, piping or equipment associated therewith, and including but not limited to any repair and maintenance of the Land or the Building (including but not limited to the roof ) associated with such installation, use, operation or removal, or any wiring, piping, structural steel, or equipment associated therewith. Tenant shall, at Tenant’s sole cost and expense, contract with Landlord’s roof installer or manufacturer, to ensure the preservation and enforceability of any roof guaranty or warranty in effect with respect to the roof (including but not limited to the Roof Guarantee issued by J.P. Patti Company, Inc. dated March 30, 2003, a copy of which is set forth on Schedule C-1). Tenant shall at Tenant’s sole cost and expense install such structural supports as may be necessary to support such tank or satellite dish, and at Landlord’s option, Tenant shall remove such tank and satellite dish upon the expiration or sooner termination of this Lease.

     (b) Landlord shall not unreasonably withhold its consent to the Tenant, at no cost or expense to Landlord, installing security cameras on the exterior of the Building. The Tenant agrees to obtain, at Tenant’s sole cost and expense, all necessary permits and approvals with regard to the installation of the security cameras and Landlord agrees to reasonably cooperate with Tenant’s efforts to obtain such permits and approvals, at no cost or expense to Landlord. Landlord shall not be responsible for any monitoring, maintenance or removals of said camera’s or any wiring or equipment associated therewith. In addition Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all loss damage, cost liability and expense (including but not limited to reasonable attorney’s fees) associated with said flagpole use. Tenant shall also indemnify and hold harmless Landlord and all Superior Lessors and its and their respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all loss damage, cost liability and expense (including but not limited to reasonable attorney’s fees) associated or the installation, use or operation or removal of such security cameras or the wiring or equipment associated therewith, and including but not limited to any repair and maintenance of the exterior of the Building associated with such installation, use, operation or removal of said security cameras or any wiring or equipment associated therewith.
     R9. Waiver of Landlord’s Lien. Simultaneously with the execution of this Lease, Landlord agrees to execute and deliver a Landlord’s Waiver and Agreement for the benefit of Tenant’s current lender in the form of Exhibit J. Provided Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure periods and provided Tenant has not (other than to an Affiliate of Tenant) assigned this Lease or sublet all of the Demised Premises and is itself in occupation and conducting business in the Demised Premises, Landlord agrees, upon written request of Tenant, to subordinate its rights to enforce its landlord’s lien on Tenant’s inventory, furniture, fixtures and equipment, to the extent they constitute Tenant’s Property under this Lease, to the rights of Tenant’s future secured lender, if any, to enforce its lien thereon, provided such lender is a bona fide third party lender unaffiliated with Tenant or its principals, and holds a perfected security interest in such Tenant’s Property (herein a “Tenant’s Lender”) substantially in accordance with the provisions of the rider to Landlord’s Waiver set forth on Exhibit J. In addition, as a condition to the subordination of Landlord’s lien for the benefit of a future lender provided herein, Tenant’s Lender shall indemnify and hold harmless Landlord and its Superior Lessors and Superior Mortgagees against all loss, damage, costs, claims, suits, liabilities and expenses, including but not limited to reasonable attorney’s fees arising from or in connection with the negligence or willful misconduct of Tenant’s Lender or its agents or representatives or the enforcement or claim of such lien. Prior to removal of such Tenant’s Property, Tenant’s future Lender shall provide Landlord with appropriate proof of its security interest therein and entitlement thereto, as well as proof of liability insurance in the amount of at least $5,000,000.00 covering such entry into the Premises and removal of Tenant’s Property, and shall name Landlord and, at Landlord’s request, any Superior Lessors and Superior Mortgagees as additional insureds. Nothing contained herein shall be deemed to be an assignment of this Lease or a consent to an assignment of the Lease, or be construed as a waiver or subordination of Landlord’s right to enforce any judgment against Tenant or any property of Tenant.

LANDLORD: 35 MELANIE LANE, L.L.C.
By:	/s/ Irwin A. Horowitz
Irwin A. Horowitz
Executive Vice President

TENANT: BREEZE-EASTERN CORPORATION
By:	/s/ Gerald C. Harvey
	Name:	Gerald C. Harvey
	Title:	Executive Vice President

Copyright © Hartz Mountain Industries, Inc. 2009. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.

EXHIBIT A — DEMISED PREMISES

EXHIBIT B — DESCRIPTION OF LAND
35 Melanie Lane, Hanover
Block 6701, Lot 2
Deed description of a parcel of land situate along the northeasterly side of Melanie Lane in the Township of Hanover, Morris County, New Jersey.
Beginning at a point on the northeasterly side of Melanie Lane (70' wide), said point being on a course of S 32° 00' 10"E 225.12 feet from the point of intersection of said northeasterly side of Melanie Lane (70' wide), with the southeasterly side of Algonquin Parkway (80' wide), if extended and running; thence
1.	N 59° 14' 50"E 718.25 feet to a point on the southerly side of the Morristown and Erie Railroad (100' wide); thence

2.	S 77° 45' 00" E 654.44 feet along the southerly side of the Morristown and Erie Railroad (100' wide); thence

3.	S 12° 15' 00" W 500.62 feet to a point; thence

4.	S 57° 59' 50" W 710.75 feet to a point on curve in the northeasterly side of Melanie Lane (70' wide); thence

5.	Northwesterly along a curve to the right having a radius of 950.00 feet, an arc length of 496.39 feet along the northeasterly side of Melanie Lane (70' wide) to the point of tangency; thence

6.	N 32° 00' 10" W 356.83 feet along the northeasterly side of Melanie Lane (70' wide) to the point of beginning.
Containing 18.000 acres.
Being known and designated as Lot 2 in Block 6701 on the Township of Hanover Tax Maps.
Subject to a sanitary sewer easement described as follows:
Beginning at a point on the sixth course of the above description, said point being 142.74 feet from the terminus of said sixth course and running; thence
1.	N 61° 57' 40" E 208.87 feet to a point; thence

2.	N 70° 57' 40" E 388.12 feet to a point; thence

3.	N 65° 39' 20" E 348.49 to a point; thence

4.	N 57° 43' 00" E 68.06 fee to a point in the second course of the above description; thence

5.	S 77° 45' 00" E 42.78 feet along said second course to a point; thence

6.	S 57° 43' 00" W 93.44 feet parallel and 30 feet southeasterly at right angles from the fourth course a pont; thence

7.	S 27° 02' 20" E 39.38 feet to a point; thence

8.	S 77° 45' 00" E 232.88 feet to a point; thence

9.	S 56° 05'30" E 28.85 feet to a point in the third course of the above description; thence

10.	S 12° 15' 00" W 16.14 feet partially along said third course to a point; thence

11.	N 56° 05" 30" W 31.94 feet parallel to and 15 feet southerly at right angles from the ninth course to a point; thence

12.	N 77° 45' 00" W 237.12 feet parallel to and 15 feet southerly at right angles from the eighth course to a point; thence

13.	N 27° 02' 20" W 46.20 feet parallel to and 15 feet southerly at right angles from the seventh course to a point; thence

14.	S 65° 39' 20" W 344.12 feet parallel to and 30 feet southeasterly at right angles from the third course to a point; thence

15.	S 70° 57' 40" W 387.15 feet parallel to and 30 feet southeasterly at right angles from the second course to a point; thence

16.	S 61° 57' 40" 204.43 feet parallel to and 30 feet southeasterly at right angles from the first course to a point in the northeasterly side of Melanie Lane (70' wide); thence

17.	N 32° 00' 10" W 30.07 feet along the northeasterly side of Melanie Lane (70' wide) to the point of beginning.
Subject to all easements, right of way and agreements of record.

EXHIBIT C – WORKLETTER
BREEZE-EASTERN CORPORATION.
35 MELANIE LANE
WHIPPANY, NEW JERSEY
Landlord shall provide/install the following at Landlord’s expense:
•	All existing mechanicals (including but not limited to HVAC, heating units, electrical, sprinkler system and plumbing) to be delivered in good working order.

•	All existing loading doors and levelers, dock seals, bumpers and dock lights to be delivered in good operating order.

•	Roof to be delivered water tight and free from leaks. The Demised Premises will be delivered with the existing installer’s roof warranty in effect a copy of which is attached hereto as Schedule C-1.

•	Elevator in office area to be delivered in good working order.

•	Deliver the existing generator in good working order.

•	The Demised Premises shall be delivered broom clean.

•	Landlord shall stripe sixty-five (65) visitor automobile parking spaces for the exclusive use of Tenant and Tenant’s customers and business invitees.

Schedule C-1
The existing installer’s roof warranty

EXHIBIT D — RULES AND REGULATIONS
MULTI-WAREHOUSE
RULES AND REGULATIONS
     1. The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.
     2. Landlord may refuse admission to the Building outside of Business Hours on Business Days to any person not known to the watchman in charge, or not having a pass issued by Landlord or the tenant whose premises are to be entered, or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building outside of Business Hours on Business Days to provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character or reputation of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants and protection of property in the Building.
     3. No tenant shall obtain or accept for use in its premises ice, drinking water, food, beverage, towel, barbering, bootblacking, floor polishing, cleaning or other similar services from any persons not authorized by Landlord in writing to furnish such services, provided that the charges for such services by persons authorized by Landlord are comparable to similar charges in other comparable buildings in Morris County. Such services shall be furnished only at such hours, and under such reasonable regulations, as may be fixed by Landlord from time to time.
     4. The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or its employees, licensees or invitees, shall be paid by such tenant.
     5. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or be used in connection with, any window or door of the premises of any tenant, without the prior written consent of Landlord with the exception that the plans and specifications provided to the Landlord by the Tenant shall include a description of the window coverings and approval by the Landlord of such plans and specifications shall be deemed approval of the window coverings. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord.

EXHIBIT “D”
     6. No lettering, sign, advertisement, notice or object shall be displayed in or on the windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule.
     7. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures, if any.
     8. No showcase or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.
     9. Linoleum, tile or other floor covering shall be laid in a tenant’s premises only in a manner first approved in writing by Landlord.
     10. No tenant shall mark, paint, drill into, or in any way deface any part of its premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.
     11. No bicycles, vehicles, animals, fish or birds of any kind shall be brought into or kept in or about the premises of any tenant of the Building.
     12. No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.
     13. No tenant, nor any tenant’s contractors, employees, agents, visitors or licensees, shall at any time bring into or keep upon the premises or the Building any inflammable, combustible, explosive or otherwise dangerous fluid, chemical or substance except in compliance with applicable Legal Requirements and the terms of the Lease.
     14. The Landlord shall deliver the keys to the Demised Premises upon full execution of the Lease. The Tenant shall have the right to change the locks on the interior and exterior of the Demised Premises and will promptly provide the Landlord with copies of all keys to be used by the Landlord for emergency access to the Demised Premises.

EXHIBIT “D”
     15. All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators and in such manner as Landlord or its agent may determine from time to time. The persons employed to move safes and other heavy objects shall be reasonably acceptable to Landlord and, if so required by law, shall hold a master rigger’s license. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building. All labor and engineering costs incurred by Landlord in connection with any moving specified in this rule, shall be paid by Tenant to Landlord, on demand.
     16. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or this Lease. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed, but the establishment and enlargement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building under the provisions of this RULE or of RULE 2 hereof.
     17. No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, tobacco in any form, or as a barber, beauty or manicure shop, or as a school. No tenant shall use its premises or any part thereof to be used for the sale at retail or auction of merchandise, goods or property of any kind.
     18. Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.
     19. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such a manner as Landlord shall determine.
     20. In no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants; but machines and mechanical equipment which may be permitted to be installed and used in a tenant’s premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.
     21. Landlord, its contractors, and their respective employees, shall have the right to use, without charge therefor all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.
     22. No premises of any tenant shall be used for lodging or sleeping or for any immoral or illegal purpose.

     23. The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.
     24. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.
     25. No tenant shall cause or permit any unusual or objectionable odors to emanate from its premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the premises of any tenant except as is expressly permitted in such tenant’s Lease. The Tenant shall be permitted to use microwaves, toaster ovens, food vending machines and coffee brewing machines within the Demised Premises, for Tenant’s employees and non-restaurant or retail business invitees, subject to compliance by Tenant will all applicable Legal Requirements.
     26. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference.
     27. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenants who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the premises of any tenant or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant. Notwithstanding the foregoing, the Tenant shall, subject to compliance by Tenant with applicable Legal Requirements, be permitted to have a paint booth within the Demised Premises if shown on the Tenant’s Plans and Specifications approved by Landlord pursuant to the Lease.
     28. All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights.
     29. Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.
     30. All windows in each tenant’s premises shall be kept closed, and all blinds therein above the ground floor shall be lowered as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises.
     31. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

     32. Sustainability: Tenant has been provided with a copy of Landlord’s Sustainability Initiative. Consistent with such Initiative, Tenant shall use its reasonable efforts to ensure effective and energy efficient operation of the Demised Premises. Accordingly:
     (i) Tenant shall not waste electricity, water, heat, air conditioning, and other utilities and services at the Demised Premises; and
     (ii) Tenant shall not obstruct, alter, or in any way impair the efficient operation of the Building’s heat, air conditioning, and ventilation systems. To this end, Tenant shall:
     (A) Not place furniture, equipment, or other objects where they would interfere with air flow;
     (B) Keep corridor doors closed and not open any windows (except if air circulation shall not be in operation, windows may be opened with Landlord’s consent; and
     (C) During hot weather months, lower and partially close window blinds or drapes when the sun’s rays fall directly on windows or the Premises.
     (D) Use, to the maximum extent economically practicable, energy efficient materials and supplies, including but not limited to fluorescent light fixtures and bulbs, waterless plumbing fixtures, and such other items consistent with Landlord’s specifications, which specifications may be amended by Landlord from time to time.
     (E) Upon request of Landlord, provide Landlord with copies of its utility bills, or authorize the various utilities (e.g. providers of electric, gas, and water) to provide copies of such bills directly to Landlord.
     (F) Recycle waste materials to the maximum extent economically practicable, and in all events in compliance with applicable solid waste management laws and regulations.

EXHIBIT E
[NAME AND ADDRESS OF ISSUING BANK]
[INSERT DATE]
     IRREVOCABLE LETTER OF CREDIT NO. (insert number)
[Landlord]
[c/o Hartz Mountain Industries, Inc.]
400 Plaza Drive
Secaucus, New Jersey 07096-1515
Ladies and Gentlemen:
At the request and for the account of [TENANT], located at                      (hereinafter called “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [Insert number] in your favor and authorize you and your assigns to draw on us up to the aggregate amount of US$ [TO BE INSERTED] available by your draft(s) at sight drawn on us and accompanied by the following:
A statement signed to the effect of or similar to the following: “The drawer hereunder is entitled to draw upon this letter of credit pursuant to that certain lease agreement, dated [INSERT DATE], by and between [LANDLORD], as Landlord, and [TENANT], as Tenant (the “Lease”).”
This Irrevocable Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Applicant disputes the content of such statement. Partial drawings against this Letter of Credit are permitted.
This Irrevocable Letter of Credit shall automatically renew itself for successive twelve (12) month periods from the date above, unless we notify you, by certified mail, return receipt requested, of our intention not to renew at least sixty (60) days prior to any annual renewal date.
This irrevocable Letter of Credit is transferable at no charge to any transferee of Landlord upon notice to the undersigned from you and such transferee.
Multiple draws on this Letter of Credit are permitted.
You shall have the right, at your option, to present a photocopy of this Letter of Credit in lieu of the original and we shall make payment hereunder as if the original were presented.
At your option, draw requests may be made in person, or by mail, or by courier service, including but not limited to FedEx, Airborne, or UPS.
At your option draw requests may be made by fax to the following fax number (or such other number as we may designate upon written notice to you):
Fax number for draws hereunder: [INSERT FAX NUMBER].

If the original of this Letter of Credit has been lost, stolen, mutilated or destroyed upon receipt of (a) in the case of loss, theft or destruction of this Letter of Credit, a certificate signed by an authorized officer of the beneficiary (who is identified as such) to such effect or (b) in the case of mutilation of this Letter of Credit. The mutilated Letter of Credit, we will issue a replacement Letter of Credit in your favor, dated the same date, bearing a new number, and in the same stated amount as, and with other provisions identical to, this Letter of Credit.
This undertaking is subject to The International Standby Practices 1998 (ISP98).
Upon receipt of the documents above described, we shall pay you as requested.

Very truly yours,

Name of Bank	Countersigned:

Vice President	Vice President

2

EXHIBIT F
PARKING AREA DESIGNATION

3

EXHIBIT G

SUPERIOR LEASES
None as of the date of the Lease

4

EXHIBIT H

SUPERIOR MORTGAGES
Mortgage Loan Made by Bear Stearns Commercial Mortgage, Inc., as Lender to 35 Melanie Lane, L.L.C., as Borrower

5

EXHIBIT I
UNAMORTIZED COST OF TENANT’S WORK
The Tenant shall cause the Tenant’s construction manger (the Walsh Company) to certify to Landlord and Tenant, the total cost of Tenant’s Work within ninety (90) days of final completion of all such work, but not later than the Rent Commencement Date. The cost of such work shall be amortized over the initial term of one hundred twenty (120) months with interest at 6% percent per annum. For example, if the Tenant’s Work cost Four Million Five Hundred Thousand Dollars ($4,500,000), the unamortized cost of the Tenant’s Work shall be the amount in the “Balance Column” left as of the last day of the month of the event that causes the termination of the Lease.

Amount	The Lesser of $4,500,000.00 or Tenant’s actual out of pocket third party costs	Compounded	Monthly
Years	10	Interest Rate	6.00%
Term	10 Years	Monthly Payment	$49959.23 *

Note: *	(subject to adjustment for reduction in Amount if actual out of pocket third party costs are less than $4,500,000)

#	Payment*	Principal*	Interest*	Balance*
1	49959.23	27459.23	22500.00	4472540.77
2	49959.23	27596.53	22362.70	4444944.24
3	49959.23	27734.51	22224.72	4417209.73
4	49959.23	27873.18	22086.05	4389336.55
5	49959.23	28012.55	21946.68	4361324.00
6	49959.23	28152.61	21806.62	4333171.39
7	49959.23	28293.37	21665.86	4304878.02
8	49959.23	28434.84	21524.39	4276443.18
9	49959.23	28577.01	21382.22	4247866.17
10	49959.23	28719.90	21239.33	4219146.27
11	49959.23	28863.50	21095.73	4190282.77
12	49959.23	29007.82	20951.41	4161274.95
Totals for 2010		338725.05	260785.71

6

#	Payment*	Principal*	Interest*	Balance*
13	49959.23	29152.86	20806.37	4132122.09
14	49959.23	29298.62	20660.61	4102823.47
15	49959.23	29445.11	20514.12	4073378.36
16	49959.23	29592.34	20366.89	4043786.02
17	49959.23	29740.30	20218.93	4014045.72
18	49959.23	29889.00	20070.23	3984156.72
19	49959.23	30038.45	19920.78	3954118.27
20	49959.23	30188.64	19770.59	3923929.63
21	49959.23	30339.58	19619.65	3893590.05
22	49959.23	30491.28	19467.95	3863098.77
23	49959.23	30643.74	19315.49	3832455.03
24	49959.23	30796.95	19162.28	3801658.08
Totals for 2011		359616.87	239893.89
25	49959.23	30950.94	19008.29	3770707.14
26	49959.23	31105.69	18853.54	3739601.45
27	49959.23	31261.22	18698.01	3708340.23
28	49959.23	31417.53	18541.70	3676922.70
29	49959.23	31574.62	18384.61	3645348.08
30	49959.23	31732.49	18226.74	3613615.59
31	49959.23	31891.15	18068.08	3581724.44
32	49959.23	32050.61	17908.62	3549673.83
33	49959.23	32210.86	17748.37	3517462.97
34	49959.23	32371.92	17587.31	3485091.05
35	49959.23	32533.77	17425.46	3452557.28
36	49959.23	32696.44	17262.79	3419860.84
Totals for 2012		381797.24	217713.52
37	49959.23	32859.93	17099.30	3387000.91
38	49959.23	33024.23	16935.00	3353976.68
39	49959.23	33189.35	16769.88	3320787.33
40	49959.23	33355.29	16603.94	3287432.04

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#	Payment*	Principal*	Interest*	Balance*
41	49959.23	33522.07	16437.16	3253909.97
42	49959.23	33689.68	16269.55	3220220.29
43	49959.23	33858.13	16101.10	3186362.16
44	49959.23	34027.42	15931.81	3152334.74
45	49959.23	34197.56	15761.67	3118137.18
46	49959.23	34368.54	15590.69	3083768.64
47	49959.23	34540.39	15418.84	3049228.25
48	49959.23	34713.09	15246.14	3014515.16
Totals for 2013		405345.68	194165.08
49	49959.23	34886.65	15072.58	2979628.51
50	49959.23	35061.09	14898.14	2944567.42
51	49959.23	35236.39	14722.84	2909331.03
52	49959.23	35412.57	14546.66	2873918.46
53	49959.23	35589.64	14369.59	2838328.82
54	49959.23	35767.59	14191.64	2802561.23
55	49959.23	35946.42	14012.81	2766614.81
56	49959.23	36126.16	13833.07	2730488.65
57	49959.23	36306.79	13652.44	2694181.86
58	49959.23	36488.32	13470.91	2657693.54
59	49959.23	36670.76	13288.47	2621022.78
60	49959.23	36854.12	13105.11	2584168.66
Totals for 2014		430346.50	169164.26
61	49959.23	37038.39	12920.84	2547130.27
62	49959.23	37223.58	12735.65	2509906.69
63	49959.23	37409.70	12549.53	2472496.99
64	49959.23	37596.75	12362.48	2434900.24
65	49959.23	37784.73	12174.50	2397115.51
66	49959.23	37973.65	11985.58	2359141.86
67	49959.23	38163.52	11795.71	2320978.34
68	49959.23	38354.34	11604.89	2282624.00

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#	Payment*	Principal*	Interest*	Balance*
69	49959.23	38546.11	11413.12	2244077.89
70	49959.23	38738.84	11220.39	2205339.05
71	49959.23	38932.53	11026.70	2166406.52
72	49959.23	39127.20	10832.03	2127279.32
Totals for 2015		456889.34	142621.42
73	49959.23	39322.83	10636.40	2087956.49
74	49959.23	39519.45	10439.78	2048437.04
75	49959.23	39717.04	10242.19	2008720.00
76	49959.23	39915.63	10043.60	1968804.37
77	49959.23	40115.21	9844.02	1928689.16
78	49959.23	40315.78	9643.45	1888373.38
79	49959.23	40517.36	9441.87	1847856.02
80	49959.23	40719.95	9239.28	1807136.07
81	49959.23	40923.55	9035.68	1766212.52
82	49959.23	41128.17	8831.06	1725084.35
83	49959.23	41333.81	8625.42	1683750.54
84	49959.23	41540.48	8418.75	1642210.06
Totals for 2016		485069.26	114441.50
85	49959.23	41748.18	8211.05	1600461.88
86	49959.23	41956.92	8002.31	1558504.96
87	49959.23	42166.71	7792.52	1516338.25
88	49959.23	42377.54	7581.69	1473960.71
89	49959.23	42589.43	7369.80	1431371.28
90	49959.23	42802.37	7156.86	1388568.91
91	49959.23	43016.39	6942.84	1345552.52
92	49959.23	43231.47	6727.76	1302321.05
93	49959.23	43447.62	6511.61	1258873.43
94	49959.23	43664.86	6294.37	1215208.57
95	49959.23	43883.19	6076.04	1171325.38
96	49959.23	44102.60	5856.63	1127222.78

9

#	Payment*	Principal*	Interest*	Balance*
Totals for 2017		514987.28	84523.48
97	49959.23	44323.12	5636.11	1082899.66
98	49959.23	44544.73	5414.50	1038354.93
99	49959.23	44767.46	5191.77	993587.47
100	49959.23	44991.29	4967.94	948596.18
101	49959.23	45216.25	4742.98	903379.93
102	49959.23	45442.33	4516.90	857937.60
103	49959.23	45669.54	4289.69	812268.06
104	49959.23	45897.89	4061.34	766370.17
105	49959.23	46127.38	3831.85	720242.79
106	49959.23	46358.02	3601.21	673884.77
107	49959.23	46589.81	3369.42	627294.96
108	49959.23	46822.76	3136.47	580472.20
Totals for 2018		546750.58	52760.18
109	49959.23	47056.87	2902.36	533415.33
110	49959.23	47292.15	2667.08	486123.18
111	49959.23	47528.61	2430.62	438594.57
112	49959.23	47766.26	2192.97	390828.31
113	49959.23	48005.09	1954.14	342823.22
114	49959.23	48245.11	1714.12	294578.11
115	49959.23	48486.34	1472.89	246091.77
116	49959.23	48728.77	1230.46	197363.00
117	49959.23	48972.41	986.82	148390.59
118	49959.23	49217.28	741.95	99173.31
119	49959.23	49463.36	495.87	49709.95
120	49958.50	49709.95	248.55	.00
Totals for 2019		580472.20	19037.83

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EXHIBIT J

PNC’S LANDLORD’S WAIVER
(to be provided separately in PDF Format)

11

EXHIBIT K
ENVIRONMENTAL ACCESS AGREEMENT
          ENVIRONMENTAL ACCESS AGREEMENT made as of the ___ day of ___, 2009, between 35 MELANIE LANE, LLC (“Landlord”) and Breeze-Eastern Corporation (“Tenant”).
RECITALS
          A. The Tenant is leasing the lands at 35 Melanie Lane, Hanover, New Jersey from Landlord (“Leased Premises”) pursuant to a Lease Agreement dated May ___, 2009
          B. In accordance with the terms of the Lease Agreement, Tenant has certain obligations to comply with the Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et. seq) (“ISRA”) and may need access to the Leased Premises beyond the termination date of the lease in order to meet these compliance obligations.
          C. Landlord desires to grant such access to Tenant.
     THEREFORE, for the purpose set forth above and in consideration of the recitals and mutual promises herein contained, Landlord and Tenant agree as follows:
1.	ACCESS
          1.1 Grant. Landlord, on behalf of itself, its divisions, subsidiaries and affiliates, hereby grants to Tenant, its employees, agents, contractors, sub-contractors, employees, invitees, and licensees (collectively “agents or sub-contractors”) a license to enter upon and use the Leased Premises beyond the termination date of the lease, subject to all the terms and conditions set forth herein and in the Lease Agreement.
          1.2 Limitation of Purpose. Tenant may enter upon and use the Leased Premises solely for the purpose of performing such environmental sampling, tests, borings, surveys, engineering studies, soil studies, general inspections and/or any other studies, or tests as are necessary to comply with ISRA (“Tenant’s ISRA Work”).
          1.3. Effective Date/Termination Date. The provisions of this Access Agreement shall become effective when the Lease Agreement is fully executed and will not terminate until Tenant complies with ISRA for all ISRA triggers which Tenant is responsible under the Lease Agreement.
2.	ADDITIONAL CONDITIONS AND TERMS
          2.1 Prior to any entry upon the Leased Premises by Tenant, its agents or subcontractors, as defined in paragraph 1.1 above, Tenant will:
               ( a ) Provide Landlord with no less than three (3) business days prior written notice, together with a proposed scope of work, in order to be accompanied by a representative or representatives of Landlord during all entries upon the Leased Premises; and

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               ( b ) Provide Landlord with evidence of liability insurance coverage from a nationally recognized insurance company licensed to do business in New Jersey, in the amounts set forth below:

	Coverage	Limits
(1)	Worker’s Compensation	Statutory
(2)	Employer’s Liability	$2,000,000 each occurrence
(3)	General Liability (Bodily Injury & Property Damage	$5,000,000 aggregate
(4)	Excess Liability (Bodily Injury & Property Damage)	$1,000,000 aggregate
(5)	Automobile Liability (Bodily Injury & Property Damage)	$1,000,000 combined single limit
(6)	Professional Liability Insurance	$1,000,000 aggregate
(7)	Pollution Professional Legal Liability Insurance	$2,000,000 aggregate
          2.2 Tenant agrees to indemnify, defend (with counsel reasonably approved by Landlord) and hold Landlord, its directors, officers, shareholders, employees, representatives, agents and subagents harmless from and against any and all damages or injury to persons or property and any actions, liabilities, losses, claims, damages, suits, proceedings, costs and expenses (including reasonable attorneys fees and costs in enforcing this indemnity) incurred, directly or indirectly, by Landlord, its directors, officers, shareholders, employees, representatives, agents and subagents arising from, out of, or incident to the acts or omissions of Tenant or its agents or subcontractors in any way related to their entry onto the Leased Premises and the performance of any inspections, investigations, examinations or surveys of, at, on or about the Leased Premises in connection with Tenant’s ISRA Work.
          2.3 Tenant shall (a) promptly restore the Leased Premises to its condition immediately prior to Tenant’s ISRA Work, (b) fully comply with all applicable laws, rules and regulations, (c) use commercially reasonable efforts to minimize interference with the use or occupancy of the Leased Premises (or any portion thereof) by Landlord (or any of its respective agents, representatives, guests, invitees, contractors, or employees), and (d) permit Landlord to have a representative present during all inspections undertaken hereunder at Landlord’s sole cost and expense.
3.	GENERAL TERMS
          3.1 Governing Law. This Access Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.
          3.2 Representations/Warranties. No representations or warranties were made or have been relied upon by either party other than those expressly set forth herein.
          3.3 Amendment. No agent, employee, or other representative of either party is empowered to alter or amend any of the terms of this Access Agreement, unless such alteration and/or amendment is in writing and has been signed by an authorized representative of each of the parties. This provision cannot be orally waived.

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          3.4 Paragraph Headings. The paragraph headings appearing herein are for the convenience of the parties and are not to be used or construed so as to modify the terms and conditions of this Agreement in any fashion.
          3.5 Successors, Assigns, etc. Anything to the contrary notwithstanding, the terms and conditions of this Access Agreement and the rights and obligations created as a result thereof, shall be binding upon and/or inure to the benefit of, the parties hereto, their officers, directors, agents, employees, their respective successors, assigns, designees and contractors.
          3.6 Third Parties. This Access Agreement shall not inure to the benefit of any third party not a party to this Agreement.
          3.7 Notice. Any and all notices permitted or required to be given hereunder, must be in writing by certified mail return receipt requested or by a recognized overnight mail courier to the parties as follows:
To Tenant:
Gerald C. Harvey, Esq.
Executive VP, General Counsel and Secretary
Breeze-Eastern Corporation
35 Melanie Lane
Hanover, NJ
(908) 624-4205
Fax: (908) 686-6537
Email: gharvey@breeze-eastern.com
with copies to Tenant counsel:
Ira B Marcus, Esq.
Marcus, Brody, Ford, Kessler & Sahner, L.L.C.
5 Becker Farm Road
Roseland, New Jersey 07068
973-232-0603
Fax 973-994-2767
Email: ibmarcus@marcusbrodylaw.com
To Landlord:
35 Melanie Lane, L.L.C.
c/o Hartz Mountain Industries
400 Plaza Drive
Secaucus, New Jersey 07096
Attention: Lawrence Garb,
          Executive Vice President – Administration
201-272-5800
Fax 201-348-4221
Email:: Lawrence.Garb@Hartzmountain.com

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with copies to:
Hartz Mountain Industries, Inc.
400 Plaza Drive
Secaucus, New Jersey 07096
Attention: Irwin A. Horowitz, Executive Vice President
                    and General Counsel
201-272-5300
Fax 201-348-4221
Email: Irwin.Horowitz@Hartzmountain.com
and
Hartz Mountain Industries, Inc.
400 Plaza Drive
Secaucus, New Jersey 07096
Attention: Curtis L. Michael Vice President and Assistant
                     General Counsel
201-272-5306
Fax 201-348-9144
Email: Curt.Michael@Hartzmountain.com
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Landlord:

35 Melanie Lane, LLC

By

Tenant:
BREEZE-EASTERN CORPORATION

By: Gerald C. Harvey, Executive Vice President, General Counsel and Secretary

15

EXHIBIT L
Tenant’s Protected View” area on Exhibit __.
(Drawing showing exterior wall of the Building facing Melanie Lane)

16

EXHIBIT M
ENVIRONMENTAL REPORTS PROVIDED TO TENANT
ENVIRONMENTAL DOCUMENTS
A.	Environmental Assessments
1.	Asbestos Operations & Maintenance Plan dated April 5, 2007 prepared by EBI Consulting.

2.	Phase I Environmental Assessment dated March 20, 2007 prepared by EBI Consulting.

3.	Phase I Environmental Assessment dated December 3, 2001 prepared by EcolSciences.

4.	Phase I Environmental Assessment dated November 6, 1990 prepared by EcolSciences.
B.	Environmental Documents from NJDEP Site Remediation Program Files
1.	NJDEP ISRA Letter of Nonapplicability dated October 16, 1987

2.	NJDEP No Further Action letter dated July 23, 1997

3.	NJDEP Internal Tracking Sheet for Tanks

4.	NJDEP Bureau of Underground Storage Tanks (BUST) Fee Paysheet dated January 29, 1997

5.	NJDEP Initial Notice Fee Submittal Form

6.	BUST Fee Paysheet dated May 23, 1997

7.	NJDEP Initial Notice Fee Submittal Form

8.	EcolSciences letter to NJDEP dated January 27, 1997 enclosing the Remedial Action Report, including checklists and certifications

9.	NJDEP Underground Storage Tank System Closure Approval dated October 28, 1996

10.	Underground Storage Tank Closure Plan Approval Application form, Ecol Sciences transmittal letter and report all dated October 11, 1996

11.	Letter to NJDEP dated May 15, 2000 regarding invoice from NJDEP for UST registration

12.	BUST Annual Certification Forms dated:

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•	December 19, 1996;

•	May 8, 1996 (received date);

•	December 13, 1993;

•	February 28, 1989;

•	March 7, 1988;

•	September 1, 1987;

•	Letter to NJDEP dated January 5, 1987 with UST Registration form.

18